    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 27, 1999



                                                   REGISTRATION NO. 333-78121-01

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------


                                AMENDMENT NO. 1
                                       TO


                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

        BELL ATLANTIC CORPORATION         BELL ATLANTIC FINANCIAL SERVICES, INC.

           (Exact Name of Registrants as Specified in Their Charters)

                           DELAWARE                                                        DELAWARE
               (State or other Jurisdiction of                                 (State or other Jurisdiction of
                incorporation or organization)                                  incorporation or organization)

                          23-2259884                                                      51-0272912
             (I.R.S. Employer Identification No.)                            (I.R.S. Employer Identification No.)

                 1095 AVENUE OF THE AMERICAS                                  3900 WASHINGTON STREET, 2ND FLOOR
                   New York, New York 10036                                       Wilmington, Delaware 19802
                        (212) 395-2121                                                  (302) 761-4200

   (Address, including zip code, and telephone number including area code, of
                   Registrants' principal executive offices)

                         ------------------------------

                 Please address a copy of all communications to

                P. ALAN BULLINER, ESQ.                                      JANET M. GARRITY
   ASSOCIATE GENERAL COUNSEL AND CORPORATE SECRETARY                     PRESIDENT AND TREASURER
               BELL ATLANTIC CORPORATION                         BELL ATLANTIC FINANCIAL SERVICES, INC.
                1095 AVENUE OF AMERICAS                             3900 WASHINGTON STREET, 2ND FLOOR
               NEW YORK, NEW YORK 10036                                WILMINGTON, DELAWARE 19802

 (Name, address, including zip code, and telephone number, including area code, of agent of service)

                         ------------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /


    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/


    If this Form is filed to register additional securities for an offering pursuant to Rule 462 (b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462 (c) under the Securities Act, check the following box and list the Securities Act registration statement number of the effective registration statement for the same offering. / /


    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /


                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS

                     BELL ATLANTIC FINANCIAL SERVICES, INC.
                                     ISSUER
                           BELL ATLANTIC CORPORATION
                                SUPPORT PROVIDER
                                 $2,455,000,000
                    5.75% SENIOR EXCHANGEABLE NOTES DUE 2003
                             ---------------------

    At various times, the holders identified in this Prospectus may offer to sell the 5.75% Senior Exchangeable Notes due 2003 of Bell Atlantic Financial Services, Inc. at prevailing market prices at the time of sale or at prices privately negotiated by them. The holders may sell the notes to or through underwriters, broker-dealers or agents, who may be compensated with discounts, concessions or commissions.

    INFORMATION ABOUT THE NOTES:

    - The notes will mature on April 1, 2003, unless the holders exchange the notes or we redeem the notes before April 1, 2003.

    - We will pay interest on the notes on April 1 and October 1 of each year. We began paying interest on October 1, 1998.

    - We have the option to redeem all or a portion of the notes at any time after April 1, 2001, at the redemption prices set forth on page 19 of this Prospectus.


    - Holders may exchange the notes for fully paid ordinary shares of Telecom Corporation of New Zealand Limited beginning September 1, 1999 until the notes mature. Holders will receive 178.0369 TCNZ ordinary shares for each U.S. $1,000 principal amount of notes they exchange. At the August 24, 1999, TCNZ ordinary share closing price of N.Z. $8.30 and a reported currency exchange rate of U.S. $.5260 for each N.Z. $1.00, each note has a current exchange value of approximately U.S. $780. However, we have the right to pay to the holders a cash amount in U.S. dollars equal to the current market value of the TCNZ shares instead of delivering TCNZ shares to holders who exchange their notes. Some events described in this prospectus may change what holders may receive upon exchange of the notes.


    - Bell Atlantic Corporation has agreed to provide us with funds to support the payment of principal, premium, if any, and interest on the notes. Bell Atlantic Corporation has also agreed to provide any necessary funds if we elect to deliver cash to holders who exchange their notes.

    - The notes are listed on the Luxembourg Stock Exchange and are quoted on the Australian Stock Exchange Limited.

    YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 8 IN THIS PROSPECTUS BEFORE INVESTING IN THE NOTES.
                            ------------------------

    NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED THE NOTES OR DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------


                  The date of this Prospectus is August 31, 1999.

                             ABOUT THIS PROSPECTUS

    This prospectus is part of a registration statement that we filed with the SEC utilizing a shelf registration process in accordance with the Registration Rights Agreement dated as of February 26, 1998 by and among our company, Bell Atlantic Corporation and the managers (the "Registration Rights Agreement"). Under this process, the holders named in the "Selling Holders" section of this prospectus, or in any supplement to this prospectus, may sell the notes described in this prospectus from time to time. This prospectus provides you with a general description of the notes. Each time that additional selling holders want to offer notes and have provided us with a notice in accordance with the terms of the Registration Rights Agreement, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. We have the right to suspend the use of this Prospectus in accordance with the Registration Rights Agreement. You should read both this and any prospectus supplement together with any additional information described under the heading "How to Obtain More Information about Bell Atlantic."

                 HOW TO OBTAIN INFORMATION ABOUT BELL ATLANTIC

    Bell Atlantic Corporation ("Bell Atlantic"), our indirect parent corporation, files annual, quarterly and current reports and other information with the SEC. You may read and copy any document Bell Atlantic Corporation files at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Bell Atlantic's SEC filings are also available to the public over the Internet at the SEC's web site at http://www.sec.gov.

    The SEC allows us to "incorporate by reference" the information that Bell Atlantic files with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that Bell Atlantic files later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, until all of the notes offered by the holders have been sold:

    - Bell Atlantic's Annual Report on Form 10-K for the year ended December 31, 1998;


    - Bell Atlantic's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999 and June 30, 1999;



    - Bell Atlantic's Current Reports on Form 8-K filed with the SEC on April 23, April 28, May 10, July 22 and August 26, 1999; and


    - The Joint Proxy Statement and Prospectus of Bell Atlantic and GTE Corporation in respect of the proposed merger of Bell Atlantic and GTE Corporation dated April 13, 1999.

    You may request a copy of Bell Atlantic's Annual Report or any of the above documents at no cost by writing or telephoning:

    Director--Reporting and Consolidation
    Bell Atlantic Corporation
    1717 Arch Street, 47(th) Floor
    Philadelphia, PA 19103
    Telephone: (215) 963-6360


    You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. The selling holders are not making any offer of these notes in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

                        HOW TO OBTAIN INFORMATION ABOUT
                   TELECOM CORPORATION OF NEW ZEALAND LIMITED


    Telecom Corporation of New Zealand ("TCNZ") files an annual and other reports with the SEC. You may read and copy any document TCNZ files at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. TCNZ's SEC filings may also be available to the public over the Internet at the SEC's web site at http://www.sec.gov.

                               PROSPECTUS SUMMARY

    THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS PROSPECTUS. WE URGE YOU TO CAREFULLY READ AND REVIEW THE ENTIRE PROSPECTUS AND THE OTHER DOCUMENTS TO WHICH IT REFERS TO FULLY UNDERSTAND THE TERMS OF THE NOTES AND THE OFFERING.

Bell Atlantic Financial
  Services, Inc..............  We are a wholly-owned indirect subsidiary of Bell Atlantic, and we were incorporated in 1983 under the laws of the State of Delaware. We were established to provide financing to
                               Bell Atlantic and certain of its subsidiaries and
                               affiliates. We do not engage in any separate business
                               activities. Our principal executive offices are located at
                               3900 Washington Street, 2(nd) Floor, Wilmington, Delaware
                               19802 (telephone number (302) 761-4200).

Bell Atlantic Corporation....  Bell Atlantic was incorporated in 1983 under the laws of the
                               State of Delaware and completed a merger with NYNEX
                               Corporation on August 14, 1997. Bell Atlantic's principal
                               executive offices are located at 1095 Avenue of the
                               Americas, New York, New York 10036 (telephone number
                               212-395-2121).

The Notes....................  $2,455,000,000 principal amount of 5.75% Senior Exchangeable
                               Notes due 2003. The notes are governed by an indenture among us, Bell Atlantic and The Chase Manhattan Bank, as trustee
                               (the "Trustee"), dated as of February 26, 1998 (the
                               "Indenture").

Support Agreement............  On February 1, 1998, we entered into a Support Agreement with Bell Atlantic in which Bell Atlantic agreed, among
                               other things, to

                               - make sure that we have a positive tangible net worth; and

                               - provide us with the funds we need to pay principal,
                               premium, if any, and interest on, the notes, or deliver
                               cash, if we cannot obtain funds from other sources on
                               commercially reasonable terms.

                               If we fail to make any payment on the notes, holders will
                               have a claim against Bell Atlantic directly for the amount owed to holders, but holders will not have any recourse to the stock or assets of any of Bell Atlantic's telephone
                               subsidiaries, or Bell Atlantic's interest in TCNZ or any
                               operating telephone company which may at the time be owned directly or indirectly by Bell Atlantic. The "Description of the Notes--Support Agreement" section of this Prospectus
                               beginning on page 12 contains more information about the
                               Support Agreement.

Ranking......................  The notes are general indebtedness of our company. The notes rank equal in right of payment with all of our existing and future senior indebtedness. Bell Atlantic's obligations
                               under the Support Agreement rank equal with Bell Atlantic's other unsecured debt, except that holders have no recourse to the stock or assets of Bell Atlantic's telephone
                               subsidiaries, or Bell Atlantic's interest in TCNZ or any
                               operating telephone company which may at the time be owned directly or indirectly by Bell Atlantic. Bell Atlantic is a holding company, and therefore, the rights of Bell Atlantic and, its creditors (including holders) to realize upon the assets of any

                               subsidiary of Bell Atlantic are subject to prior claims of creditors of each such subsidiary, except to the extent that claims of Bell Atlantic itself as a creditor of a subsidiary may be recognized. See "Description of the Notes--Support
                               Agreement."

Maturity Date................  April 1, 2003.

Interest.....................  We will pay interest on the notes semi-annually on April 1 and October 1 of each year. We began paying interest on
                               October 1, 1998.

Denomination.................  We issued registered notes in denominations of U.S.$1,000 and integral multiples of U.S. $1,000. We issued bearer
                               notes in denominations of U.S.$1,000, U.S.$10,000 and
                               U.S.$100,000.

Exchange Rights..............  At any time after September 1, 1999 and prior to April 1,
                               2003, and unless the notes are redeemed, holders have the
                               option to exchange their notes for fully paid TCNZ ordinary shares. Holders will receive 178.0369 TCNZ ordinary shares for each $1,000 principal amount of notes they exchange. The exchange ratio is subject to adjustment as described in this
                               Prospectus. At the August 24, 1999, TCNZ ordinary share
                               closing price of N.Z. $8.30 and a reported currency exchange rate of U.S. $.5260 for each N.Z. $1.00, each note has a
                               current exchange value of approximately U.S. $780. However, instead of delivering TCNZ ordinary shares, we may choose to pay cash equal to the market price in U.S. dollars of such
                               TCNZ ordinary shares. In connection with any redemption and at final maturity, we also have the option to pay an amount based on the daily volume-weighted average price of the TCNZ ordinary shares. We refer to this amount as the "average
                               market value amount."

Other Exchange Property......  If certain events affecting the TCNZ ordinary shares occur, including certain events which result in the conversion of
                               TCNZ ordinary shares into other assets, we may provide such assets in lieu of the TCNZ ordinary shares. If events have occurred that result in holders of the notes having the
                               right to receive other exchange property, rather than TCNZ ordinary shares, you should consider statements in this
                               prospectus relating to TCNZ ordinary shares to refer to such other exchange property, unless the context indicates
                               otherwise.

Our Option to Redeem the
  Notes......................  We may not redeem the notes before April 1, 2001, unless certain circumstances involving U.S. taxation or information reporting requirements occur. On or after April 1, 2001, we may choose to redeem all or part of the notes for cash, at the redemption prices set forth in this Prospectus. If we
                               choose to redeem the notes, we will pay to holders any
                               accrued and unpaid interest to the date of redemption.

Tax Redemption...............  We may redeem all or part of the notes if certain events involving United States taxation or information reporting
                               requirements occur:

                               - at any time before September 1, 1999 at a redemption price of (i) 100% of the principal amount of the notes plus (ii) a cash amount equal to the excess, if any, of the market price as of the date fixed for redemption of the number of TCNZ
                               ordinary shares deliverable upon the exchange of the notes if the notes were exchangeable at that time minus 100% of
                               the principal amount of the notes plus (iii) accrued
                               interest to the date fixed for redemption; and

                               - at any time on or after September 1, 1999 at a redemption price of (i) 100% of the principal amount of the notes, plus
                               (ii) accrued interest to the date fixed for redemption.

Form of the Notes............  The notes initially were represented by three global notes.
                               The Rule 144A global note is registered in the name of Cede
                               & Co., as nominee for the Depository Trust Company ("DTC").
                               The Regulation S global note is registered in the name of
                               Chase Nominees Limited and was deposited with the common
                               depositary for Euroclear and Cedel. The global bearer note was deposited with the common depositary for, and in respect of, interests held through Euroclear and Cedel. We will
                               issue an unrestricted global note, registered in the name of
                               Cede & Co., which will represent notes sold under this
                               prospectus. Except as described in this Prospectus,
                               certificates for individual notes will not be issued in
                               exchange for interests in the global notes. See "Description of Notes--Book Entry; Form and Denomination" on page 24 of this Prospectus.

Liens on Assets..............  Subject to certain exceptions, if at any time we mortgage, pledge, or otherwise subject any property or assets now
                               owned or later acquired by us to any lien, we have agreed to take the following actions. We will secure the outstanding notes, and any of our other obligations which are then
                               outstanding and entitled to the benefit of a similar
                               covenant, equally and ratably with the indebtedness or
                               obligations secured by the mortgage, pledge, or lien. This obligation continues for the period that the indebtedness or obligation is secured. No provisions of the Indenture
                               prevent any of our affiliates, including Bell Atlantic, from mortgaging, pledging, or subjecting to any lien any of their respective property or assets, even if they have acquired
                               the property or assets from us.

U.S. Federal Income Tax
  Considerations.............  The notes will be treated as contingent-payment debt instruments due to their exchangeable nature. Investors
                               should carefully review the section captioned "Certain
                               United States Federal Income Tax Considerations" for a
                               discussion of the U.S. federal income tax consequences of an investment in the notes.

No Proceeds..................  Although we received proceeds from the initial placement of the notes in February 1998, neither we nor Bell Atlantic
                               will receive any proceeds of the sale of the notes by the
                               selling holders.

Registration Rights..........  This Prospectus is part of a registration statement filed pursuant to a Registration Rights Agreement relating to the notes dated as of February 26, 1998 by and among us, Bell
                               Atlantic and the Managers, for the benefit of the owners of the notes. We have agreed, together with Bell Atlantic, to use our best efforts to keep the registration statement
                               effective until the notes mature, are exchanged or redeemed, subject to certain permitted exceptions. If we are not in
                               compliance, or Bell Atlantic is not in compliance, with our obligations under the Registration Rights Agreement, the
                               interest rate on the notes may increase. See "Registration
                               Rights" on page 32. If the interest rate on the notes
                               increases, we will notify the Luxembourg Stock Exchange and holders in the manner specified in "Description of the
                               Notes--Notices" on page 25.

                               The Registration Rights Agreement does not relate to the
                               offer of sale of the TCNZ ordinary shares that are
                               deliverable upon exercise of the notes. Prior to June 1,
                               1999, Bell Atlantic shall have taken all steps necessary to disaffiliate from TCNZ. Accordingly, we believe, and Bell
                               Atlantic believes, that upon exchange of the notes for TCNZ ordinary shares, holders (other than TCNZ and affiliates of
                               TCNZ) will receive TCNZ ordinary shares that are not subject to restrictions on sale under the Securities Act of 1933, as amended.

TCNZ Ordinary Shares.........  The TCNZ ordinary shares are listed on the New Zealand Stock
                               Exchange ("NZSE") under the symbol "TEL" and the Australian
                               Stock Exchange ("ASX") under the symbol "TEL." The American
                               Depositary Receipts of TCNZ are listed on the New York Stock
                               Exchange ("NYSE") under the symbol "NZT."

WE URGE YOU TO CAREFULLY REVIEW THE RISK FACTORS BEGINNING ON PAGE 8 FOR A DISCUSSION OF FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN THE NOTES.

                                  RISK FACTORS

    In addition to the other information, you should carefully consider the following risk factors and the other information in this Prospectus before investing in the notes.

   RESTRICTIONS IN NEW ZEALAND AND AUSTRALIA ON THE OWNERSHIP AND TRANSFER OF TCNZ ORDINARY SHARES MAY LIMIT THE AMOUNT OF NOTES THAT CAN BE ACQUIRED BY INVESTORS

    The New Zealand Minister of Finance, on behalf of the New Zealand Government, holds a special rights convertible preference share in TCNZ, known as the "Kiwi Share." The Kiwi Share requires that the holder of the Kiwi share consent to the amendment or removal of, or any act or omission that fails to comply with, certain provisions of TCNZ's Constitution. These provisions of TCNZ's Constitution require, among other things:

    - each of the Minister of Finance and the TCNZ board of directors (the "TCNZ Board") to give prior written consent for a person to hold a "relevant interest" in 10% or more of the total voting shares in TCNZ; and

    - the Minister of Finance to give prior written approval for a person who is not a New Zealand national to hold a "relevant interest" of more than 49.9% of the total voting shares of TCNZ.

    The term "relevant interest" includes:

    - "beneficial ownership" as that term is defined within the meaning of Rule 13d-3 of the Exchange Act;

    - an interest pursuant to any agreement or arrangement under which any of the foregoing rights arise.

    The term "relevant interest" excludes certain limited interests arising from defined financial, custodial, trading and similar relationships.

    If the TCNZ Board (or the holder of the Kiwi Share after consultation with the TCNZ Board) determines that there are reasonable grounds to believe that any person has a "relevant interest" in voting shares in excess of the above limitations, the TCNZ Board (or the holder of the Kiwi Share if the TCNZ Board fails to act) may, after following certain procedures, prohibit the exercise of the voting rights relating to the shares (in which case voting rights vest in the chairman of TCNZ) and may force the sale of the shares. The TCNZ Board may also refuse to register a transfer of shares if it reasonably believes that the transfer would breach the restrictions described above. The TCNZ Board and/or the holder of the Kiwi Share may enforce these provisions of the TCNZ Constitution against the Depositary or Custodian for the current TCNZ American Depositary Receipt ("ADR") facility as holders of TCNZ ordinary shares.

    We believe that the notes will be deemed to be subject to the Kiwi Share provisions and therefore, each holder's "relevant interest" represented by the notes must be aggregated with any other relevant interest of such holder in TCNZ to determine whether such holder's aggregate relevant interest exceeds the specified thresholds. The "relevant interest" represented by the notes will be calculated on the basis of the number of TCNZ ordinary shares deliverable upon the exchange of the notes or ADRs representing the TCNZ ordinary shares held or beneficially held by the holder. Accordingly, we believe that any investor must obtain the approval of the New Zealand Minister of Finance and the TCNZ Board if an investor wishes to acquire a "relevant interest" in the notes exchangeable for an amount of TCNZ ordinary shares that is equal to or greater than 10% of the total voting shares of TCNZ, when combined with his other "relevant interests" in TCNZ.

    New Zealand law also requires a person who obtains a "relevant interest" in 5% or more of the shares of a listed company to provide notification to both the company and the New Zealand Stock Exchange ("NZSE"). The term "relevant interest" in this context is defined broadly and includes, among others, the same circumstances as constitute a "relevant interest" under the Kiwi Share definition described above. Additionally, the listing rules of the NSZE require that a person follow specified procedures before the person acquires interests in more than 20% of TCNZ's voting shares.

    Finally, a holder is subject to Australian law and the rules of the Australian Stock Exchange ("ASX") by virtue of the listing of TCNZ on the ASX. Under Australian law, any person who becomes entitled to 5% or more of the shares of a listed company must notify the ASX and the listed company. The term "entitlement" is defined broadly and includes, among others, the same circumstances as constitute a "relevant interest" under the Kiwi Share definition described above.

   THE TCNZ ORDINARY SHARES AND ADRS ARE SUBJECT TO FLUCTUATION IN MARKET VALUE DUE TO A NUMBER OF FACTORS, INCLUDING TCNZ'S OPERATIONS, EXCHANGE RATE FLUCTUATIONS AND OTHER FACTORS, WHICH MAY ALSO AFFECT THE VALUE OF THE NOTES

    Trading prices of TCNZ ordinary shares and ADRs are influenced by TCNZ's operational results. Trading prices are also influenced by complex interrelated political, economic, financial and other factors that can affect the capital markets generally, the local markets on which the TCNZ Ordinary Shares are traded, the New York Stock Exchange ("NYSE") (on which the ADRs are traded) and the market segment in which TCNZ participates. It is impossible to predict whether the prices of TCNZ Ordinary Shares or ADRs will rise or fall. In addition, fluctuations in the N.Z. dollar/U.S. dollar exchange rate may affect the U.S. dollar price of the ADRs on the NYSE, the value in U.S. dollars of the TCNZ ordinary shares which may be delivered if a holder exchanges the notes and the market value of the notes.

    Any market that develops for the notes may influence and be influenced by the market for the TCNZ ordinary shares or ADRs. For example, the price of the TCNZ ordinary shares or ADRs may become more volatile. The price may be depressed by investors' anticipation of the potential distribution into the market of substantial additional amounts of TCNZ ordinary shares or ADRs at the maturity of the notes, by possible sales of TCNZ ordinary shares or ADRs by investors who received the TCNZ securities upon exchange of the notes, and by hedging or arbitrage trading activity that may develop involving the notes and the TCNZ ordinary shares or ADRs.

   TCNZ HAS NO OBLIGATION WITH RESPECT TO THE NOTES, AND YOU MAY LOOK ONLY TO US AND, TO THE EXTENT SET FORTH IN THE SUPPORT AGREEMENT, BELL ATLANTIC FOR PAYMENT AND OTHER OBLIGATIONS

    TCNZ was not involved in the initial offering of the notes, is not a party to the indenture and has no obligation with respect to the notes or any amounts to be paid to the holders of the notes. Therefore, a holder of notes can look only to us and to Bell Atlantic, to the extent of Bell Atlantic's obligations under the Support Agreement, for repayment of the notes. Holders of notes have no recourse against TCNZ.

   IF WE AND BELL ATLANTIC ARE IN DEFAULT OF OUR OBLIGATIONS WITH RESPECT TO THE NOTES, HOLDERS HAVE NO RECOURSE TO THE TELEPHONE SUBSIDIARIES OF BELL ATLANTIC OR TO BELL ATLANTIC'S INTEREST IN CERTAIN OTHER OPERATING TELEPHONE COMPANIES

    Under the terms of the Support Agreement, holders have no recourse to or against the stock or assets of the telephone subsidiaries of Bell Atlantic, or Bell Atlantic's interest in TCNZ or any other operating telephone company which may at the time be owned directly or indirectly by Bell Atlantic.

   BECAUSE BELL ATLANTIC'S OBLIGATIONS UNDER THE SUPPORT AGREEMENT ARE, IN EFFECT, SUBORDINATED TO CREDITORS CLAIMS AGAINST BELL ATLANTIC SUBSIDIARIES, THE ABILITY OF HOLDERS TO ENFORCE BELL ATLANTIC'S OBLIGATIONS THROUGH RECOURSE TO SUBSIDIARY STOCK OR ASSETS IS SUBJECT TO PRIOR CLAIMS OF THE SUBSIDIARIES' CREDITORS

    Bell Atlantic is a holding company and therefore, the right of Bell Atlantic and creditors of Bell Atlantic (including the holders), to realize upon the stock or assets of any subsidiary of Bell Atlantic, is subject to prior claims of creditors of each subsidiary. This limitation does not apply to the extent that claims of Bell Atlantic as a creditor of a subsidiary are recognized.

   THE INDENTURE DOES NOT PREVENT US OR BELL ATLANTIC FROM INCURRING ADDITIONAL DEBT ON TERMS THAT MAY INCREASE THE CREDIT RISKS UNDER THE NOTES

    The Indenture pursuant to which the notes were issued does not restrict us, Bell Atlantic or Bell Atlantic's subsidiaries from incurring additional indebtedness. Additionally, indebtedness incurred by us or Bell Atlantic may increase credit risk under the notes.

   BECAUSE THERE IS CURRENTLY NO PUBLIC MARKET FOR THE NOTES, A HOLDER MAY NOT READILY BE ABLE TO RESELL THE NOTES.

    There is currently no active trading market for the notes. A trading market for the notes may never develop.

   WE MAY CHOOSE TO DELIVER CASH TO HOLDERS EXERCISING THEIR EXCHANGE RIGHTS, IN WHICH CASE THE HOLDERS WILL NOT RECEIVE TCNZ ORDINARY SHARES

    We have the option under certain circumstances, exercisable in our sole discretion, to satisfy our obligations if the notes are exchanged by delivering to holders cash instead of TCNZ ordinary shares which would otherwise be delivered on the exchange. Although we may deliver TCNZ ordinary shares, we cannot assure you that we will do so.

   BELL ATLANTIC MAY RESELL THE TCNZ ORDINARY SHARES AT ANY TIME AND HOLDERS HAVE NO RECOURSE AGAINST TCNZ ORDINARY SHARES

    Bell Atlantic Holdings, Limited ("BA Holdings"), an indirect subsidiary of Bell Atlantic, owns 437,080,670 TCNZ ordinary shares. The Indenture does not restrict the ability of Bell Atlantic or any of its affiliates, including BA Holdings, to sell, pledge or otherwise convey (or cause the sale, pledge or conveyance) all or part of the TCNZ ordinary shares held by it. Neither Bell Atlantic nor BA Holdings nor any of their respective affiliates have pledged or otherwise held in escrow any TCNZ ordinary shares for exchange at the maturity of the notes. Additionally, under the Telecommunications Act of 1996, creditors may not make any claims against any TCNZ ordinary shares owned by Bell Atlantic, whether such claims arise as a result of the bankruptcy, insolvency or liquidation of Bell Atlantic, or from any other events.

   TO ACHIEVE CERTAIN TAX CONSEQUENCES, TCNZ IS SUBJECT TO CERTAIN CONTINUITY OF OWNERSHIP RESTRICTIONS UNDER NEW ZEALAND LAW

    In general, a portion of the dividends payable by TCNZ are eligible for imputation tax credits in New Zealand. However, if TCNZ fails to satisfy certain continuity of ownership requirements, the imputation tax credits will be lost unless they are attached to dividends paid before the change in continuity of ownership. The imputation tax credits will be lost if there is greater than a 34% change in continuity at a time between the time the imputation tax credits are derived and the time they attach to dividends. Exchanges of the notes for TCNZ ordinary shares count toward the 34% threshold. Because the exchanges of the notes are treated as "off-market" under New Zealand law, there is a significant risk that TCNZ will not be able to rely on the exemption treating all shareholders holding less than 10% of the stock of TCNZ as a single shareholder for purposes of determining continuity. This, in turn, significantly increases the risk that the 34% threshold would be breached at some point and that the imputation tax credits would be lost.

                                USE OF PROCEEDS

    Although we received proceeds from the initial placement of the notes in February 1998, we will not receive any proceeds from the sale of the notes by the selling holders. Bell Atlantic also will not receive any proceeds from the sale of the notes by the selling holders.

                       RATIO OF EARNINGS TO FIXED CHARGES

    The following table sets forth the ratio of earnings to fixed charges for Bell Atlantic for the periods indicated.


  SIX MONTHS ENDED JUNE 30,              TWELVE MONTHS ENDED DECEMBER 31,
-----------------------------  -----------------------------------------------------
            1999                 1998       1997       1996       1995       1994
-----------------------------  ---------  ---------  ---------  ---------  ---------
            5.71                 4.31       3.69       4.35       3.94       3.33


    For the purpose of this ratio:

    - Earnings have been calculated by adding minority interest, loss from unconsolidated businesses, dividends from unconsolidated businesses, interest expense (including interest related to lease financing activities), the portion of rent expense representing interest, and amortization of capitalized interest to income before provision for income taxes, extraordinary items, and cumulative effect of changes in accounting principles, and by deducting therefrom income from unconsolidated businesses; and

    - Fixed charges are comprised of interest expense (including interest related to lease financing activities), the portion of rent expense representing interest, capitalized interest, priority distributions, and preferred stock dividend requirement.

                            DESCRIPTION OF THE NOTES

    The notes were issued under an indenture, dated as of February 26, 1998 (the "Indenture"), by and among our company, Bell Atlantic and The Chase Manhattan Bank, as trustee (the "Trustee"). Holders may request a copy of the Indenture from us or Bell Atlantic. The following summary of the material provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act of 1939, as amended (the "TIA"), and to all of the provisions of the Indenture, including the definitions of certain terms therein, and those terms made a part of the Indenture by reference to the TIA as in effect on the date of the Indenture. The definitions of certain terms used in the following summary are set forth below under "--Certain Definitions."

GENERAL

    We issued $2,455,000,000 aggregate principal amount of the notes. The notes are general indebtedness of our company, ranking equal with all our existing and future senior indebtedness. The Indenture does not restrict our ability, or the ability of Bell Atlantic or its subsidiaries to incur indebtedness.

SUPPORT AGREEMENT

    Under a support agreement, dated as of February 1, 1998 (the "Support Agreement"), Bell Atlantic has agreed to:

    - own directly or indirectly all of our voting capital stock issued and outstanding at any time;

    - make sure that we have a positive tangible net worth, as determined in accordance with generally accepted accounting principles;

    - provide us with any funds we need to make any payment of principal, premium or interest on, or delivery of property upon exchange of, the notes, if we cannot obtain funds from other sources on commercially reasonable terms.

    We and Bell Atlantic cannot terminate the Support Agreement until all of the notes have been paid in full, redeemed or exchanged. We and Bell Atlantic cannot amend the Support Agreement in any way that adversely affects your rights unless you agree to the amendments in writing and the SEC has approved the change.

    If we fail to make any payment of principal, premium or interest, or fail to deliver the TCNZ ordinary shares or other exchange property, you have the right to sue Bell Atlantic directly for payment of the amount owed to you. If you obtain a judgment against Bell Atlantic, you will not have recourse to or against the stock or assets of the following subsidiaries of Bell Atlantic, which are referred to in this prospectus as the "telephone subsidiaries":

    - Bell Atlantic--Pennsylvania, Inc.;

    - Bell Atlantic--New Jersey, Inc.;

    - Bell Atlantic--Delaware, Inc.;

    - Bell Atlantic--Maryland, Inc.;

    - Bell Atlantic--Virginia, Inc.;

    - Bell Atlantic--West Virginia, Inc.;

    - Bell Atlantic--Washington, D.C., Inc.;

    - New York Telephone Company d/b/a Bell Atlantic-New York;

    - The New England Telephone and Telegraph Company d/b/a Bell Atlantic-New England;

    - Bell Atlantic Network Services, Inc.;

    - or Bell Atlantic's interest in TCNZ, or any other operating telephone company which may at the time be owned directly or indirectly by Bell Atlantic.

    We refer to the exclusion of this stock or assets from recourse under the notes as the "asset carve-out." Other than with respect to the asset carve-out, Bell Atlantic's obligations under the Support Agreement rank equally with Bell Atlantic's other unsecured debt.

    Bell Atlantic is a holding company, and therefore, the right of Bell Atlantic and the right of creditors of Bell Atlantic (including the holders), to realize upon the assets of any subsidiary of Bell Atlantic, whether upon liquidation or reorganization of such subsidiaries, or otherwise, is subject to prior claims of creditors of each such subsidiary. This limitation does not apply to the extent that claims of Bell Atlantic as a creditor of a subsidiary are recognized.

PRINCIPAL, MATURITY AND INTEREST

    The notes are limited in aggregate principal amount to $2,455,000,000 and will mature on April 1, 2003. Unless the notes are previously redeemed or exchanged, we will pay all notes outstanding on April 1, 2003 in full at their face amount, together with any accrued but unpaid interest, in United States dollars. Interest on the notes accrues at a rate of 5.75% per year. We pay interest twice a year in arrears on April 1 and October 1 (each an "Interest Payment Date"). We pay interest on notes in registered form to record holders on the March 15 (for the April 1 Interest Payment Date) and September 15 (for the October 1 Interest Payment Date) immediately preceding each Interest Payment Date (each a "Regular Record Date"). We pay interest on notes in bearer form when the definitive notes or coupons attached to the definitive notes are surrendered. Interest on the notes accrues from the most recent date on which interest has been paid. We compute interest on the notes on the basis of a 360-day year comprising twelve 30-day months.

EXCHANGE RIGHTS

GENERAL

    On or after September 1, 1999, holders may exchange their notes for TCNZ ordinary shares or other exchange property at any time or from time to time. Holders have the right to exchange their notes until the close of business on April 1, 2003, unless we have previously redeemed the notes at the redemption prices set forth in this Prospectus. The holders may exchange their notes at the ratio of 178.0369 TCNZ ordinary shares for each $1,000 principal amount of the notes, subject to adjustment under the circumstances described below under "Adjustment Events" and subject also to our right to pay exchanging holders cash instead of TCNZ ordinary shares under the circumstances described below or under the circumstances described in "Redemption--Company Election to Pay Average Market Value Amount." Holders of notes have no rights in respect of the TCNZ ordinary shares, unless and until the notes are exchanged for TCNZ ordinary shares.


    On or after September 1, 1999 and before the close of business on April 1, 2003, instead of delivering TCNZ ordinary shares in exchange for any notes, we may choose to make a cash settlement in respect of any note surrendered for exchange by delivering a notice to the tendering holder not more than five Trading Days after the note is surrendered for exchange. We will make a cash settlement in an amount for each $1,000 principal amount of notes exchanged equal to the Market Price, as of the second Trading Day after delivery of notice to such holder, of the TCNZ ordinary shares (or the number or amount of each type of other Exchange Property) that would be deliverable upon exchange of the notes if they were exchanged at that time. If other exchange property would be deliverable on exchange, we will make a cash settlement based on the Market Price of such other exchange property. We will pay the cash settlement amount in United States dollars as promptly as practicable, but no later than ten business days, after completion of the five Trading Day period used to determine the Market Price. We may not make this cash settlement if, in connection with a call for redemption or final maturity, we have previously elected to pay in cash the Average Market Value Amount upon any exchange before the applicable Redemption Date or final maturity date.


METHOD OF EXCHANGE

    Holders must include appropriate notices (including a duly signed and completed notice of exchange), any unmatured coupons and any payments in respect of applicable interest or taxes when surrendering their notes for exchange. Holders may obtain copies of the notice of exchange at the office of the Principal Paying Agent, any Exchange Agent and the Paying Agent in Luxembourg.

    Once a holder gives a notice of exchange, the notice of exchange will be irrevocable and may not be withdrawn without our written consent. We may reject, and the Trustee or any Exchange Agent on our behalf, may reject, any incomplete or incorrect notice of exchange. All costs and expenses incurred or caused by an incomplete or incorrect notice of exchange will be for the account of the holder giving the incomplete or incorrect notice of exchange. Unless we have elected the cash settlement option, as promptly as practicable (but in no event later than ten business days) after the exchange date, we will deliver or cause to be delivered at the office of the relevant Exchange Agent or Trustee, the TCNZ ordinary shares or other exchange property, issuable upon exchange of the surrendered notes, plus payment in cash in lieu of any fractional security.

    We will not make a payment or adjustment for interest accrued or dividends on any TCNZ ordinary shares on the exchange of any note. If a holder surrenders a note for exchange after the Regular Record Date for an interest payment and before the Interest Payment Date, we will pay the interest due on the Interest Payment Date to the registered holder at the close of business on the Regular Record Date. However, a holder who surrenders any note for exchange during the period from the close of business on any Regular Record Date next preceding any Interest Payment Date to the opening of business on such Interest Payment Date (other than notes or portions of notes called for redemption on a Redemption Date within that period) must include, with the notes being exchanged, the interest payable on that Interest Payment Date on the principal amount of the notes being surrendered for exchange. We will pay to the holder, upon exchange, the interest payable on any Interest Payment Date with respect to any note or portion of a note which has been called for redemption on a Redemption Date that occurs during the period from the close of business on the related Regular Record Date to the opening of business on such Interest Payment Date, if the note is surrendered for exchange during that period. The payment will be equal to the interest that would have been payable on the portion of the note that is being called for redemption and is being exchanged if the portion had been exchanged as of the close of business on the Interest Payment Date. We will pay the interest payable on any Interest Payment Date on any note or portion of a note, which we have not called for redemption on a Redemption Date occurring during the period from the close of business on the Regular Record Date next preceding the Interest Payment Date to the opening of business on the Interest Payment Date, which note (or portion thereof) is surrendered for exchange during that period, to the holder of the note as of the Regular Record Date. In the event we call the notes for redemption, the exchange rights will terminate at the close of business on the business day preceding the Redemption Date.

    As a result of the foregoing provisions, we will not pay any interest to holders that surrender their notes for exchange for the period from the most recent Interest Payment Date next preceding the date of exchange to the date of exchange, unless the date of exchange is the next Interest Payment Date. We will not pay interest in these circumstances even if holders surrender their notes after a notice of redemption has been given; provided, however that we will pay interest on notes called for redemption on a Redemption Date between a Regular Record Date and the Interest Payment Date to which it relates, as provided above. We will make no other payment or adjustment for interest, or for any dividends in respect of TCNZ ordinary shares upon exchange. Holders of TCNZ ordinary shares issued to them upon exchange will not be entitled to receive any dividends payable to holders of TCNZ ordinary shares as of any record date before the close of business on the exchange date. Upon exchange by the holders, we will pay them cash instead of issuing fractional shares.

ADJUSTMENT EVENTS

    Holders will receive an exchange ratio per $1,000 principal amount of notes of 178.0369 multiplied by the aggregate number or amount of each type of exchange property.

    "Exchange Property" means:

    - initially one TCNZ ordinary share; and

    - subject to the three paragraphs immediately following this definition of Exchange Property, all property received in respect of the TCNZ ordinary shares (either directly or as a result of successive applications of this paragraph) upon an Adjustment Event.

    "Adjustment Event" means:

    - the distribution of a dividend on Exchange Property in the same type of Exchange Property;

    - the combination of Exchange Property into a smaller number of shares or other units;

    - the subdivision of outstanding shares or other units of Exchange Property;

    - the conversion or reclassification of Exchange Property by issuance or exchange of other securities;

    - any consolidation or merger of TCNZ, or any surviving entity or subsequent surviving entity of TCNZ (a "TCNZ successor"), with or into another entity (other than a merger or consolidation in which TCNZ is the continuing corporation and in which the TCNZ ordinary shares outstanding immediately prior to the merger or consolidation are not exchanged for cash, securities or other property of TCNZ or another corporation);

    - any statutory exchange of securities of TCNZ or any TCNZ successor with another corporation (other than in connection with a merger or acquisition and other than a statutory exchange of securities in which TCNZ is the continuing corporation and in which the TCNZ ordinary shares outstanding immediately prior to the statutory exchange are not exchanged for cash, securities or other property of TCNZ or another corporation);

    - any liquidation, dissolution or winding up of TCNZ or any TCNZ successor;

    - any distribution of cash or other property on Exchange Property of a particular type (excluding cash dividends and other cash distributions other than Extraordinary Cash Dividends); or

    - any tender or exchange offer for Exchange Property of a particular type.

    Notice of an adjustment event will be given to holders in the manner specified below. See "--Notices."

    If there is any tender or exchange offer for Exchange Property of a particular type, Exchange Property shall include the amount of cash or other property paid by the offeror in the tender or exchange offer and actually received by Bell Atlantic (directly or through its subsidiaries), with respect to such Exchange Property. However, Bell Atlantic (or its subsidiaries) is not obligated to exchange any Exchange Property for cash, securities or other property on a voluntary basis. In certain situations, this could be detrimental to the interests of the holders of the notes. In order to participate in any voluntary exchange, holders may be required to exchange their notes for Exchange Property. However, a holder may be unable to participate in a voluntary exchange if we elect to exercise the Cash Settlement Option with respect to any exchange of notes by the holder. In addition, holders may not exchange their notes before September 1, 1999. As a result, holders may not participate in any voluntary exchange that occurs before September 1, 1999.

    With respect to Exchange Property, if cash is received, or deemed to be received (excluding cash dividends and other distributions other than Extraordinary Cash Dividends), the amount of cash at any date of determination of the value of property received shall be increased by an amount per year equal to the yield on the then-prevailing 3-month U.S. Treasury bill as determined by the Quotation Agent between the date of receipt or deemed receipt of the property and the earliest of (1) the exchange date, (2) Redemption Date or (3) maturity date of the notes with respect to which the determination is to be made.

    If TCNZ or any TCNZ successor distributes rights or warrants to subscribe for or purchase any of its securities to all holders of a particular type of Exchange Property, and the expiration date of the rights or warrants precedes the maturity date or earlier Redemption Date of the notes, then Exchange Property shall include a cash amount equal to the Market Price as of the Trading Day immediately before the expiration date of the portion of the rights or warrants relating to the Exchange Property. In these circumstances Exchange Property will include such cash amount whether or not Bell Atlantic (directly or through its subsidiaries) exercises the rights or warrants. However, if Bell Atlantic (directly or through its subsidiaries) sells, transfers or otherwise disposes of the rights or warrants for fair market value before the expiration date, Exchange Property shall include the amount of cash or other property received in consideration of such sale, transfer or disposition.

    Holders must pay any and all brokerage costs incurred upon the subsequent sale of Exchange Property that is delivered when they exchange their notes.

AVAILABILITY OF ADR

    Unless we have elected to exercise the Cash Settlement Option (or to pay the Average Market Value Amount), we will deliver TCNZ ordinary shares to holders who exchange their notes. If legally permissible, holders may deposit their TCNZ ordinary shares at the corporate trust office of the Bank of New York, which is currently located at 48 Wall Street, New York, NY 10286. The Bank of New York serves as the depositary (the "ADR Depositary") pursuant to the Deposit Agreement (the "Deposit Agreement") among TCNZ, the ADR Depositary and the holders of ADRs or through the facilities of DTC. Holders may request that the ADR Depositary issue ADRs in exchange for their deposited TCNZ ordinary shares. We are not obligated, nor is Bell Atlantic obligated, to deliver or cause the delivery of ADRs upon exchange of notes or otherwise. Additionally, the Deposit Agreement may be amended or terminated by TCNZ and the ADR Depositary. Moreover, the ADR Depositary may not be required or legally permitted to issue ADRs upon any deposit of TCNZ ordinary shares by holders at the time of any exchange.

REDEMPTION

REDEMPTION OF NOTES AT OUR OPTION

    Unless we redeem the notes under the circumstances described in "--Tax Redemption," we may not redeem the notes prior to April 1, 2001. We may redeem all or part of the notes at our option on or after April 1, 2001. We must give at least 30 but no more than 60 days' notice of redemption to holders as described in "Notices" below, unless a shorter notice is satisfactory to the Trustee. During the period from April 1, 2001 to March 31, 2002, we may redeem the notes at a price of 102.3% of the principal amount of the notes. After March 31, 2002 and prior to maturity, we may redeem the notes at 101.15% of the principal amount. Our right to redeem is subject to the right of holders of record on a Regular Record Date to receive the interest due on an Interest Payment Date that is on or prior to the Redemption Date.

    We must specify the aggregate number or amount of each type of Exchange Property and cash that would be delivered to a holder upon exchange should the holder elect to exchange notes before the relevant Redemption Date in a notice of redemption. We must redeem the notes in multiples of $1,000 principal amount.

    Other than in connection with a redemption described under "--Tax Redemption," if we will redeem less than all of the notes, the Trustee will select the notes to be redeemed in principal amounts of $1,000 or multiples of $1,000 by lot, pro rata or by another method the Trustee considers fair and appropriate. If we select a portion of a holder's notes for partial redemption and the holder exchanges a portion of the notes prior to redemption, the exchanged portion will be deemed to be the portion selected for redemption. We will use this formula solely for purposes of determining the aggregate principal amount of notes that we will redeem.

    Holders must submit their notes to the Trustee for cancellation in connection with any redemption prior to maturity.

OUR ELECTION TO PAY AVERAGE MARKET VALUE AMOUNT

    We may elect to make a cash payment of the Average Market Value Amount to satisfy our obligations to holders who exchange their notes for TCNZ ordinary shares. We may make this election in connection with a redemption of the notes or the final maturity of the notes. If we make this election, holders of notes will no longer be entitled to receive TCNZ ordinary shares in exchange for the notes called for redemption.

    To make this election in respect of any notes to be redeemed on a Redemption Date or repaid on the final maturity date, we must give an irrevocable notice of the election to holders no later than the 35th Trading Day before the Redemption Date or final maturity date. If we make this election, we must pay the Average Market Value Amount in respect of all notes to be redeemed or repaid to holders who elect to exchange their notes for TCNZ ordinary shares on such redemption date or final maturity date.

TAX REDEMPTION

ALL NOTES

    We have the option to redeem all or part of the notes if a tax event occurs and we provide the holders with a notice of redemption. In these circumstances, if we redeem the notes before September 1, 1999, we will pay the early tax redemption price to holders, which is equal to 100% of the principal amount of the notes plus an amount in cash equal to the excess, if any, of the Market Price as of the date fixed for redemption of the number of TCNZ Ordinary Shares (or the number or amount of each type of other Exchange Property) that we would deliver upon exchange of the notes if the notes could be exchanged at that time over 100% of the principal amount of the notes. In these circumstances, if we redeem the notes on or after September 1, 1999, we will pay the tax redemption price to holders, which is equal to 100% of the principal amount of the notes. In each case we will pay holders accrued interest to the date fixed for redemption.

    A "tax event" has occurred if we determine that we have or will become obligated to pay Additional Amounts with respect to the Notes as a result of:

    - any change in or amendment to the laws (or any regulations or rulings promulgated under such laws) of the United States or of any political subdivision or taxing authority of or in the United States affecting taxation;

    - any change in official position regarding the application or interpretation of such laws, regulations or rulings, which becomes effective on or after February 23, 1998; or

    - the TCNZ ordinary shares or the ADRs no longer being, or the Exchange Property not being, actively traded within the meaning of Section 871(h)(4)(C)(v)(I) of the Internal Revenue Code of 1986, as amended (the "Code").

Before we notify holders of a tax redemption, we will deliver to the Trustee (1) a certificate stating that we are entitled to effect a tax redemption and setting forth a statement of facts showing that the conditions precedent to our right to redeem have occurred (the date on which such certificate is delivered to the Trustee is the "Redemption Determination Date"), and (2) an opinion of independent counsel that we are entitled to effect a tax redemption based on the statement of facts. However, we may not notify holders of a tax redemption more than 60 days prior to the earliest date on which we would be obligated to pay Additional Amounts if a payment in respect of the notes were due.

    We will notify holders of a redemption not less than 30 nor more than 60 days prior to the date fixed for redemption. We will specify the date and the applicable redemption price in the notice. We will give notice in accordance with "Notices" below.

SPECIAL TAX REDEMPTION OF BEARER NOTES

    If we determine that any payment made outside the United States by us or any Paying Agent of principal, premium, if any, or interest (including original issue discount) due in respect of any bearer note or attached coupon would, under any present or future laws or regulations of the United States, be subject to any certification, identification or other information reporting requirement of any kind that would disclose the nationality, residence or identity of a beneficial owner of a bearer note or coupon who is a United States alien to us, any Paying Agent or any governmental authority, we will redeem the bearer notes, as a whole. We may redeem the notes at the early tax redemption price or the tax redemption price, as applicable, or, at our option, we may pay the Additional Amounts if the conditions of the next paragraph are satisfied. We are not required to redeem the bearer notes if the certification, identification or other information reporting requirement:

    (a) would not be applicable to a payment made by us or any Paying Agent (1) directly to the beneficial owner or (2) to a custodian, nominee or other agent of the beneficial owner;

    (b) that can be satisfied by the custodian, nominee or other agent certifying that the beneficial owner is a United States alien; provided that, in each case referred to in clauses (a)(2) and (b), payment by the custodian, nominee or agent to the beneficial owner is not otherwise subject to any such requirement; or

    (c) is imposed as a result of presentation of the bearer note or coupon for payment more than 15 days after the date on which payment becomes due and payable or on which payment of the bearer note or coupon is duly provided for, whichever occurs later.

We will make the determination and election described above as soon as practicable and publish prompt notice (the "Determination Notice") stating (1) the effective date of the certification, identification or other information reporting requirements, (2) whether we will redeem the bearer notes or we have elected to pay Additional Amounts and (3) if applicable, the last date by which the redemption of the bearer notes must take place. If we redeem the bearer notes, the redemption will take place on a date we choose by giving notice to the Trustee at least 60 days before the date fixed for redemption. This date may not be later than one year after the publication of the determination notice. We will notify holders of the redemption of the bearer notes no more than 60 and no less than 30 days before the date fixed for redemption. The redemption notice will include a statement as to the last date by which the bearer notes to be redeemed may be exchanged for registered notes. However, we may not redeem the bearer notes if we agree to pay Additional Amounts or we later determine not less than 30 days prior to the date fixed for redemption, that subsequent payments would not be subject to any certification, identification or other information reporting requirement, in which case we will publish prompt notice of determination. Any earlier redemption notice shall be revoked and of no further effect. The right of the holders of bearer notes called for redemption to exchange their bearer notes for registered notes will terminate at the close of business of the Principal Paying Agent on the fifteenth day prior to the date fixed for redemption. At that time, no further exchanges of bearer notes for registered notes will be permitted. In the event the bearer notes are called for redemption, the exchange rights of holders whose notes are subject to such redemption will terminate at the close of business on the business day before the redemption date.

    If and as long as the certification, identification or other information reporting requirements referred to above would be fully satisfied by payment of a backup withholding tax or similar charge, we may elect to pay as Additional Amounts such amounts as are necessary so that every net payment made outside the United States following the effective date of such requirements by us or any Paying Agent of principal, premium, if any, or interest due (including original issue discount) in respect of any bearer note or any attached coupon of which the beneficial owner is a United States alien (but without any requirement that the nationality, residence or identity of such beneficial owner be disclosed to us, any Paying Agent or any governmental authority, with respect to the payment of Additional Amounts), after deduction or withholding for or on account of such backup withholding tax or similar charge (other than a backup withholding tax or similar charge that would not be applicable in the circumstances referred to in clause (c) of the preceding paragraph), will not be less than the amount provided for in such bearer note or coupon to be then due and payable.

    In the event we elect to pay any Additional Amounts pursuant to this paragraph, we have the right to redeem the bearer notes as a whole at any time pursuant to the applicable provisions of the preceding paragraph. The redemption price of the bearer notes will not be reduced for applicable withholding taxes. If we elect to pay Additional Amounts pursuant to this paragraph and the condition specified in the first sentence of this paragraph is no longer satisfied, then we will redeem the bearer notes as a whole, pursuant to the applicable provisions of the preceding paragraph.

PAYMENT OF ADDITIONAL AMOUNTS

    We will, subject to certain exceptions and limitations, pay additional amounts (the "Additional Amounts") to the holder of any note or of any coupon who is a United States alien. We will pay Additional Amounts only as necessary in order that every net payment of the principal of, premium (if any) and interest (including original issue discount) on the note and any other amounts payable on the note, after withholding for or on account of any present or future tax, assessment or governmental charge imposed upon or as a result of such payment by the United States (or any political subdivision or taxing authority thereof or therein), will not be less than the amount provided for in the note or coupon to be then due and payable.

    We are not required to make any payment of Additional Amounts to any holder for or on account of:

    - any such tax, assessment or other governmental charge that would not have been so imposed but for:

    (1) the existence of any present or former connection between such holder (or between a fiduciary, settlor, beneficiary, member or shareholder of such holder, if such holder is an estate, a trust, a partnership or a corporation) and the United States and its possessions, including, without limitation, such holder (or such fiduciary, settlor, beneficiary, member or shareholder) being or having been a citizen or resident of the United States or its possessions or being or having been engaged in a trade or business or present in the United States or its possessions or having, or having had, a permanent establishment therein or

    (2) the presentation by the holder of any such note or coupon for payment on a date more than 15 days after the date on which such payment became due and payable or the date on which payment the note is duly provided for, whichever occurs later;

    - any estate, inheritance, gift, sales, transfer or personal property tax or any similar tax, assessment or governmental charge;

    - any tax, assessment or other governmental charge imposed by reason of such holder's past or present status as a personal holding company or foreign personal holding company or controlled foreign corporation or passive foreign investment company with respect to the United States or as a corporation that accumulates earnings to avoid United States federal income tax or as a private foundation or other tax-exempt organization;

    - any tax, assessment or other governmental charge that is payable otherwise than by withholding from payments on or in respect of any note;

    - any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of, or interest on, any note, if such payment can be made without such withholding by any other paying agent in a city in western Europe;

    - any tax, assessment or other governmental charge that would not have been imposed but for the failure to comply with certification, information or other reporting requirements concerning the nationality, residence or identity of the holder or beneficial owner of such note, if such compliance is required by statute or by regulation of the United States or of any political subdivision or taxing authority of or in the United States or any political subdivision as a precondition to relief or exemption from such tax, assessment or other governmental charge;

    - any tax, assessment or other governmental charge imposed by reason of such holder's past or present status as the actual or constructive owner of 10% or more of the total combined voting power of all classes of stock entitled to vote of the Company or as a direct or indirect subsidiary of the Company; or

    - any combination of the items described above; nor shall additional amounts be paid with respect to any payment on a note to a United States alien who is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent such payment would be required by the laws of the United States (or any political subdivision of the United States) to be included in the income, for tax purposes, of a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to the additional amounts had such beneficiary, settlor, member or beneficial owner been the holder of the note.

    The term "United States alien" means any person who, for United States federal income tax purposes, is (1) a foreign corporation, (2) a nonresident alien individual, (3) a nonresident alien fiduciary of a foreign estate or trust, or (4) a foreign partnership where one or more of the members is a foreign corporation, a nonresident alien individual or a nonresident alien fiduciary of a foreign estate or trust.

BOOK ENTRY; FORM AND DENOMINATION

    The notes currently are represented by three global notes. Notes offered in offshore transactions pursuant to Regulation S are represented by (1) the global bearer note, which represents Regulation S notes held in bearer form, and (2) the Regulation S global note, which represents Regulation S notes held in registered form without coupons. A third global note, the Rule 144A global note, represents notes originally issued in registered form without interest coupons and sold in the United States in reliance on Rule 144A under the Securities Act. We will issue an unrestricted global note to represent notes sold under this prospectus. In the future, we may issue additional unrestricted global notes to represent additional notes sold under this prospectus.

    Any beneficial interest in one of the global notes that is exchanged for an interest in another global note will no longer be an interest in the initial global note and will become an interest in the other global note.

REGISTERED NOTES

    The Rule 144A global note is registered in the name of Cede & Co., as nominee for DTC. The Rule 144A global note is deposited on behalf of the purchasers of the notes represented by the Rule 144A global note with a custodian for DTC for credit to the respective accounts of the purchasers (or to such other accounts as they may direct) at DTC. Owners of beneficial interests in the Rule 144A global note hold their interests pursuant to the procedures and practices of DTC, and they must exercise any rights in respect of their interests (including any right to exchange) in accordance with DTC procedures and practices. These beneficial owners are not holders, and are not entitled to any rights under any note or the Indenture, with respect to any Rule 144A global note. We and the Trustee, and any of our agents, may treat DTC as the holder and owner of any Rule 144A global note. Holders may exchange beneficial interests in the Rule 144A global note for notes in definitive, registered form without interest coupons, in the denomination of U.S.$1,000. Exchanges of beneficial intererests in the Rule 144A global note may occur only in the limited circumstances described under "Description of the Notes--Definitive Notes" in this Prospectus. Beneficial interests in the Rule 144A global note may not be exchanged for bearer notes or interests in bearer notes.

    The Regulation S global note is registered in the name of Chase Nominees Limited and deposited with a common depositary for Euroclear or Cedel.

    The unrestricted global note will be registered in the name of Cede & Co., as nominee for DTC. The unrestricted global note will be deposited on behalf of the purchasers of notes under this prospectus with a custodian for DTC for credit to the respective accounts of the purchasers (or to such other accounts as they may direct) at DTC. Owners of beneficial interests in the unrestricted global note will hold their interests pursuant to the procedures and practices of DTC, and they must exercise any rights in respect of their interests (including any right to exchange) in accordance with DTC procedures and practices. These beneficial owners are not holders, and are not entitled to any rights under any note or the Indenture, with respect to any unrestricted global note. We and the Trustee, and any of our agents, may treat DTC as the holder and owner of any unrestricted global note. Holders may exchange beneficial interests in the unrestricted global note for notes in definitive, registered form without interest coupons, in the denomination of U.S.$1,000. Beneficial interests in the unrestricted global note may not be exchanged for bearer notes or interests in bearer notes.

BEARER NOTES HELD THROUGH EUROCLEAR AND CEDEL

    The global bearer note was initially evidenced by a temporary global bearer note without interest coupons. The temporary global bearer note was deposited with a common depositary for Cedel and Euroclear for the accounts of the subscribers of the notes on February 26, 1998 (the "Settlement Date"). On the Settlement Date, Cedel or Euroclear credited each subscriber with a principal amount of notes for which it subscribed and paid. The beneficial owners are entitled to exchange their interests in the temporary global bearer note after the expiration of the Restricted Period for (1) an interest in the permanent global bearer note to be held by a common depositary for Cedel and Euroclear or definitive notes in bearer form only in authorized denominations of U.S. $1,000, U.S. $10,000 and U.S. $100,0000 with coupons attached or (2) interests in the Regulation S global note. A holder must provide an Ownership Certificate to exchange an interest in a permanent global bearer note for definitive notes in bearer form. We may not pay principal or interest to any holder of an interest in the temporary global bearer note until he provides us with an Ownership Certificate.

    An offer or sale is considered to be made to a person within the United States if the offeror or seller of the note has a United States address for the offeree or purchaser of the bearer note with respect to the offer or sale. Bearer notes may not be delivered in the United States. Each bearer note and coupon carries the following legend: "any United States person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the Internal Revenue Code of 1986, as amended."

DTC PROCEDURES

    Upon deposit of the Rule 144A global note or the unrestricted global note, we expect that, pursuant to procedures established by DTC, DTC or its custodian will credit on its internal system portions of each note to the respective accounts of Persons who have accounts with the depositary. Ownership of the notes is shown on, and the transfer of ownership thereof is effected only through, records maintained by DTC or its nominee (with respect to interests of Participants) and the records of Participants (with respect to interests of persons other than Participants). Ownership of beneficial interests in the Rule 144A global note and the unrestricted global note is limited to Persons who have accounts with DTC ("Participants") or Persons who hold interests through Participants. Qualified institutional buyers may hold their interests in the Rule 144A global note directly through DTC if they are participants in DTC, or they may hold their interests in the Rule 144A global note indirectly through organizations which are participants in such system.

    DTC or its nominee will be considered the sole owner or holder of the notes represented by the Rule 144A global note or the unrestricted global note for all purposes under the Indenture and the notes for as long as DTC or its nominee is the registered owner or holder of the notes. A beneficial owner of an interest in the Rule 144A global note or the unrestricted global note will not be able to transfer that interest except in accordance with the applicable procedures of DTC and the procedures set forth in the Indenture.

    We will make payments of the principal, premium and interest on the Rule 144A global note and the unrestricted global note to DTC or its nominee as the registered owner. We will not, and the Trustee or any Paying Agent or Exchange Agent under the Indenture will not, have any responsibility or liability (1) for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Rule 144A global note or the unrestricted global note or (2) for maintaining, supervising or reviewing any records relating to the beneficial ownership interest.

    We expect that DTC or its nominee will credit participants' accounts with payments in amounts proportionate to their beneficial interests in the principal amount of the Rule 144A global note or the unrestricted global note as shown on the records of DTC or its nominee, upon receipt of any payment by us of the principal, premium and interest on such notes. We also expect that payments by participants to owners of beneficial interests in the global note held through participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. These payments will be the responsibility of the participants.

    Transfers between participants in DTC will be effected in accordance with DTC rules. Transfers between participants will be settled in immediately available funds. If a holder requires physical delivery of a certificated note for any reason, including to sell notes to Persons in states which require physical delivery of securities or to pledge the securities, he must transfer his interest in the Rule 144A global note or the unrestricted global note in accordance with the normal procedures of DTC and the procedures set forth in the Indenture.

    DTC has advised us that it is: (1) a limited purpose trust company organized under the laws of the State of New York, (2) a member of the federal reserve system, (3) a "clearing corporation" within the meaning of the uniform commercial code and (4) a "clearing agency" registered under the provisions of
Section 17(a) of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants. Therefore, DTC eliminates the need for physical movement of certificates. Participants in DTC include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Banks, brokers, dealers and trust companies that indirectly or directly clear through or maintain a direct or indirect custodial relationship with a participant, either directly or indirectly ("Indirect Participants") have indirect access to the DTC system.

    Although we expect DTC, Euroclear and Cedel to follow these procedures in order to facilitate transfers of interests in the global notes among their participants, they are under no obligation to perform these procedures. These procedures may be discontinued at any time. Neither we nor the Trustee has any responsibility for the performance by DTC, Euroclear, Cedel or the participants or indirect participants of their obligations under the rules and procedures governing their operations.

DEFINITIVE NOTES

    Holders of interests in the registered global notes may exchange or transfer them for definitive registered notes if:

    - in the case of Rule 144A global notes or the unrestricted global notes, DTC notifies us that it is unwilling or unable to continue as depositary for the Rule 144A global notes or the unrestricted global notes, or DTC ceases to be a "clearing agency" registered under the Exchange Act, and we do not appoint a successor depositary within ninety (90) days;

    - in the case of Regulation S notes, either Euroclear or Cedel (or any Alternative Clearing System on behalf of which the Regulation S notes may be held) is closed for business for a continuous period of 14 days (other than by reason of holidays, statutory or otherwise) or announces an intention to permanently cease business or does permanently cease business; or

    - an Event of Default has occurred and is continuing with respect to the registered notes.

    If one of these three events occurs, we will cause the appropriate definitive registered notes to be delivered.

PAYMENT

    We will pay registered notes in U.S. Dollars when surrendered at the corporate trust office of the Trustee in New York City. Subject to any applicable laws and regulations, we may make payment at the office of any Paying Agent, by dollar check drawn on, or by transfer to a dollar account maintained by the holder with, a bank in New York City. We will pay any installment of interest on registered notes to the person in whose name the note is registered in our register at the close of business on the relevant Regular Record Date. At our option, we may pay this interest with a dollar check drawn on a bank in New York City and mail the check to the holder at his registered address. If holders have given wire transfer instructions on or before the applicable Regular Record Date, we must make all payments with respect to their notes by wire transfer of immediately available funds to the accounts they have specified.

    We may make any payment on the notes that is due on any day which is not a Business Day on the next succeeding Business Day. The payment will have the same force and effect as if we paid it on the due date. No interest shall accrue for the period from and after the due date.


    Holders of bearer notes must present their bearer notes, together with all unmatured coupons, for payment upon redemption, outside the United States. The amount of any missing unmatured coupons will be deducted from the amount paid to them. We will pay each amount deducted when the related missing coupon is surrendered, outside the United States. Interest payable on bearer notes on any Redemption Date that is an Interest Payment Date will be paid to the holders of the coupons maturing on the interest payment date. Interest payable on registered notes on any Redemption Date that is an Interest Payment Date will be paid to holders of record reflected on our Security Register on the immediately preceding Regular Record Date.


    All moneys deposited with the Trustee or any Paying Agent, or then held by us, in trust for the payment of principal of or interest on any notes which remain unclaimed at the end of two years after the payment has become due and payable will be repaid to us. The holder of any such unclaimed note or any coupon relating to an unclaimed note may then look only to us for payment without interest after the date payment has become due and payable. A holder will have such right only until the payment amount must be remitted to the state under escheat or similar laws. However, all such amounts payable in respect of bearer notes may be paid only outside the United States within the meaning of
Section 1.163-5(c)(2)(v) of the Treasury Regulations.

TRUSTEE, REGISTRAR, PAYING AGENTS AND EXCHANGE AGENTS

    We have appointed the Trustee as (1) registrar acting through its corporate trust offices in New York City and (2) transfer agent acting through its corporate trust offices in New York City and London. We reserve the right to vary or terminate the appointment of the registrar or of any transfer agent or to appoint additional or other registrars or transfer agents. We also reserve the right to approve any change in the office through which any registrar or any transfer agent acts. However, there will at all times be a registrar in New York City and a transfer agent in a western European city and a paying agent, transfer agent and exchange agent with an office in Luxembourg for so long as the notes are listed on the Luxembourg Stock Exchange.


    We initially appointed The Chase Manhattan Bank and certain of its affilites as paying agent and exchange agent, and Chase Manhattan Bank Luxembourg S.A. as Luxembourg paying and exchange agent. We may at any time terminate the appointment of any paying agent or exchange agent or appoint additional or other paying agents and exchange agents. However, until the notes are delivered to the Trustee for cancellation, or moneys sufficient to pay the principal of and interest on the notes are made available for payment and either paid or returned to us, as provided in the Indenture, the Trustee will maintain an office or agency in New York City for payments with respect to registered notes and for surrender of notes for exchange (but only in the circumstances described in the First paragraph under "Payment" and not otherwise, with respect to bearer notes), and in a western European city and a New Zealand city for payments with respect to the notes and for the surrender of notes for exchange. Notice of any termination or appointment and of any change in the office through which any paying agent or exchange agent will act will be given in accordance with "Notices" below.


    Holders may present notes for exchange at the office of any transfer agent or at the office of the Registrar. Registered notes may be presented by holders for registration or transfer (with the form of transfer endorsed thereon duly executed), at the office of any transfer agent or any office of the Registrar. Holders will not incur a service charge but will be required to pay any taxes and other governmental charges with respect to the registration or transfer of the registered notes as described in the Indenture. The transfer agent or the registrar, as the case may be, will effect the registration of transfer or exchange upon being satisfied with the documents of title and identity of the person making the request. With respect to registered notes, the transfer agent or registrar will effect the registration of transfer or exchange upon registration of the transfer in our security register, and subject to such reasonable regulations as we agree to with the transfer agents and the registrar. Registered notes may be transferred in whole or in part in the amount of $1,000 or any multiple of $1,000. If a holder presents a note, accompanied by a duly executed written instrument of exchange or transfer in a form approved by us, for exchange or transfer at the office of the transfer agent and if a holder completes any certification required by the Indenture, or if a note is partially redeemed, the note shall be exchanged, transferred or redeemed in part, as the case may be. One or more new notes will be authenticated and issued in lieu of the original note.

CONCERNING THE TRUSTEE


    Bell Atlantic or its affiliates maintain banking relationships in the ordinary course of business with the Trustee. The Trustee also serves as Trustee for various debt issues by affiliates of Bell Atlantic. Walter V. Shipley, the chairman of the board of the Trustee and the Chase Manhattan Corporation, the parent of the Trustee, is a director of Bell Atlantic. John R. Stafford, a director of the Trustee and the Chase Manhattan Corporation, is a director of Bell Atlantic.


NOTICES

    We will give publish notice to holders of the bearer notes in newspapers of general circulation (in western Europe and New Zealand). We expect to publish notice in THE WALL STREET JOURNAL, FINANCIAL TIMES, NEW ZEALAND HERALD, The AUSTRALIAN FINANCIAL REVIEW and the LUXEMBURGER WORT. We will mail notices to holders of registered notes at the addresses of the holders as they appear in our Security Register. Notices will be deemed to have been given on the date of publication or, if published in newspapers listed above on different dates, on the date of the first publication, or on the date of such mailing, as the case may be.

    So long as global notes are held on behalf of DTC, Euroclear or Cedel or any other clearing system as we designate (the "Alternative Clearing System), we may deliver (rather than publishing as required by the Indenture) to DTC, Euroclear and Cedel Bank or, as the case may be, the Alternative Clearing System, notices we are required to give to holders. As long as the notes are listed on the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange exchange so require, we must also publish notices to all holders of notes in a leading daily newspaper having general circulation in Luxembourg. This newspaper is expected to be the LUXEMBURGER WORT.

CERTAIN COVENANTS

LIENS ON ASSETS

    We have covenanted in the Indenture that if at any time, we mortgage, pledge, or otherwise subject any property or assets now owned or hereafter acquired by us to any lien, except as provided below in this paragraph, we will secure the outstanding notes, and any of our other obligations which are then outstanding and entitled to the benefit of a similar covenant, equally and ratably with the indebtedness or obligations secured by the mortgage, pledge, or lien, for as long as any the indebtedness or obligations are secured. This obligation does not apply to the creation, extension, renewal or refunding of purchase-money mortgages or liens, or other liens to which any property or asset acquired by us is subject as of the date of its acquisition by us. Further, this obligation does not apply to the making of any deposit or pledge to secure public or statutory obligations or with any governmental agency at any time required by law in order to qualify us to conduct our business or any part of our business or in order to entitle us to maintain self-insurance or to obtain the benefit of any law relating to workers' compensation, unemployment insurance, old age pensions or other social security, or with any court, board, commission, or governmental agency as security incident to the proper conduct of any proceeding before it. Nothing contained in the Indenture prevents any of our affiliates, including Bell Atlantic, from mortgaging, pledging, or subjecting to any lien any of its property or assets, whether or not such affiliate acquired the property or assets from us.

RESTRICTIONS ON MERGERS AND SALES OF ASSETS

    We may not, nor may Bell Atlantic, consolidate with or merge into any other corporation, or convey, transfer or lease its properties and assets substantially as an entirety to any person. We and Bell Atlantic may not, permit any person to consolidate with or merge into us or Bell Atlantic or convey, transfer or lease its properties and assets substantially as an entirety to us or Bell Atlantic unless:

    - the corporation formed by the consolidation or into which our company or Bell Atlantic is merged or the person to which our properties and assets or the properties and assets of Bell Atlantic are transferred substantially as an entirety is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia and expressly assumes the payment of the principal of, and any premium and interest on, the notes and the performance of the other covenants under the Indenture and the Support Agreement, on the part of our company or Bell Atlantic, as applicable;

    - after giving effect to the transaction, no Event of Default as defined below under "--Events of Default; Notice and Waiver", or event which after notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing; and

    - if, as a result of the transaction, our properties or assets would become subject to a Mortgage not permitted by the Indenture without equally and ratably securing the notes as provided in the Indenture, steps shall have been taken to secure the notes equally and ratably with (or prior to) all indebtedness secured thereby pursuant to the Indenture.

MODIFICATION AND WAIVER

    We, together with Bell Atlantic and the Trustee, may modify and amend certain provisions of the Indenture, including any provision of the Support Agreement and provisions affecting the rights of holders of notes, only with the consent of the holders of a majority in aggregate principal amount of the notes. However, we may not make a modification or amendment which may, without the consent of the holder of each note affected by the modification or amendment:

    - change the Stated Maturity date of the principal of, or any installment of principal or interest on (including Additional Amounts, if any), the notes;

    - reduce the principal amount of, or any premium or interest on (including additional amounts, if any), or the amount of Exchange Property deliverable in exchange for, the notes;

    - change the coin or currency in which any principal of, or any premium or interest on (including additional amounts, if any), the notes is payable;

    - reduce the above-stated percentage of the notes to the extent the consent of the holders is necessary to modify or amend the Indenture; or

    - modify any provision of the Support Agreement adverse to the holders of the notes.

    We, together with Bell Atlantic and the Trustee, may modify or amend the Indenture without the consent of the holders of notes to:

    - evidence succession to our company, Bell Atlantic or the Trustee;

    - add covenants or defaults;

    - cure ambiguities;

    - change provisions that are effective after the retirement of the notes;
      and

    - secure the notes.

REPORTS

    Whether or not we or Bell Atlantic, or any of our successors, is subject to the reporting requirements of section 13 or 15(d) of the Exchange Act, Bell Atlantic shall deliver to the Trustee annual and quarterly consolidated financial statements substantially equivalent to financial statements that would have been included in reports filed with the SEC if Bell Atlantic were subject to the requirements of section 13 or 15(d) of the Exchange Act. Bell Atlantic shall deliver these financial statements within fifteen (15) days after Bell Atlantic is or would have been required to file them with the SEC. The financial statements shall include, with respect to annual information only, a report by Bell Atlantic's certified independent public accountants as such would be required in reports to the SEC. Both the annual and quarterly financial statements shall include a management's discussion and analysis of results of operations and financial condition as would be so required. In addition, for as long as any beneficial owner continues to own an interest in the Rule 144A global note, Bell Atlantic will continue to provide to holders of notes and to prospective purchasers of the notes the information required by Rule 144A(d)(4).

EVENTS OF DEFAULT; NOTICE AND WAIVER

    The following events are defined under the Indenture as "Events of Default":

    - default for fifteen (15) 15 days in payment when due of interest or Additional Amounts on the notes;

    - default in payment of the principal amount at maturity or otherwise with respect to any note when the same becomes due and payable (whether or not such payment is prohibited by the provisions of the Indenture);

    - failure by us to deliver Exchange Property (and/or cash in lieu thereof) when such Exchange Property (or cash in lieu thereof) is required to be delivered following exchange of a note and continuance of such default for ten (10) days;

    - failure by us to comply with any of our other agreements in the notes or the Indenture upon the receipt by us of notice of such default from the Trustee or from holders of not less than 25% in aggregate principal amount at maturity of the notes then outstanding and our failure to cure such default within ninety (90) days after receipt by us of such notice; and

    - certain events of bankruptcy, reorganization, or insolvency.

    The Indenture provides that, if an Event of Default has occurred and is continuing, either the Trustee or the holders of not less than 25% in aggregate principal amount at maturity of the notes then outstanding may declare all the notes to be immediately due and payable. In the case of certain events of bankruptcy or insolvency, all outstanding notes will automatically become and be immediately due and payable without any further action or notice on the part of the Trustee or any holder. Under certain circumstances, the holders of a majority in aggregate principal amount at maturity of the outstanding notes may rescind any such acceleration with respect to the notes and its consequences.

    The Trustee shall, within ninety (90) days after the occurrence of any default, provide all holders of the notes with notice of all defaults of which the Trustee is aware, unless the defaults have been cured or waived before the notice is given. However, the Trustee may withhold notice as to any default other than a payment default, if it determines in good faith that withholding the notice is in the interests of the holders.

    The holders of a majority in aggregate principal amount at maturity of the outstanding notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However,such direction may not conflict with any law or the Indenture and is subject to certain other limitations. The Trustee may refuse to perform any duty or exercise any right or power or extend or risk its own funds or otherwise incur any financial liability unless it receives indemnity satisfactory to it against any loss, liability or expense. No holder of any note has any right to pursue any remedy with respect to the Indenture or the notes, unless:

    - the holder has previously given the Trustee written notice of a continuing event of default;

    - the holders of at least 25% in aggregate principal amount at maturity of the outstanding notes have made a written request to the Trustee to pursue the remedy;

    - the holder or holders have offered reasonable security or indemnity to the Trustee against any loss, liability or expense satisfactory to the Trustee;

    - the Trustee has failed to comply with the request within ninety (90) days after receipt of the notice, request and offer of security or indemnity; and

    - the holders of a majority in aggregate principal amount at maturity of the outstanding notes have not given the Trustee a direction inconsistent with the request within ninety (90) days after receipt of the request.

    The holders of a majority in aggregate principal amount at maturity of the outstanding notes may waive any existing default and its consequences, except:

    - any default in any payment on the notes;

    - any default with respect to the exchange rights of the notes; or

    - any default in respect of certain covenants or provisions in the Indenture which may not be modified without the consent of the holder of each note.

When a default is waived, it is deemed cured and ceases to exist. No waiver shall extend to any subsequent or other default or impair any consequent right.

    We are required to furnish to the Trustee annually a statement as to any default by us in the performance and observance of our obligations under the Indenture. In addition, we must file written notice of the occurrence of any default or Event of Default with the Trustee within ten (10) days of our becoming aware of such default or Event of Default.

DISCHARGE OF THE INDENTURE

    Subject to applicable federal and state laws, we may satisfy and discharge our obligations under the Indenture by delivering all outstanding notes to the Trustee for cancellation.

NO PERSONAL LIABILITY OF STOCKHOLDERS, OFFICERS, DIRECTORS AND EMPLOYEES

    The Indenture provides that none of our past, present or future stockholders, employees, officers or directors, and none of the past, present or future stockholders, employees or directors of any corporation succeeding us will have any personal liability with respect to our obligations under the Indenture or the notes by reason of his, her or its status as a stockholder, employee, officer or director.

GOVERNING LAW

    The Indenture, the notes and the coupons are governed by and construed in accordance with the laws of the State of New York.

CERTAIN DEFINITIONS

    Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

    "Average Market Value" of TCNZ ordinary shares or other Exchange Property on the date of computation means the arithmetic average of the daily volume-weighted average price of the TCNZ ordinary shares or other exchange security, as reported on the NZSE, or if the TCNZ ordinary shares or other exchange security is not then listed on the NZSE, as reported by the principal securities exchange or interdealer quotation system on which the TCNZ ordinary shares or other exchange security is then traded, or in the case of Exchange Property other than exchange securities, the Market Price of such Exchange Property, for the 30-Trading Day period ending two Trading Days prior to such date of computation as computed by the Quotation Agent.

    "Average Market Value Amount" per $1,000 principal amount of notes means the average market value of the TCNZ ordinary shares (or other Exchange Property) that otherwise would be deliverable upon exchange of such notes were such notes exchanged at such time as of any redemption date or final maturity date, as the case may be.

    "Cash Settlement Option" means our option to make, in accordance with the terms of Section 1301 of the Indenture, a cash settlement in respect of any note surrendered for exchange by delivering notice thereof to the tendering holder not more than five Trading Days after the note is delivered for exchange in lieu of delivering TCNZ ordinary shares or other Exchange Property for any notes. The cash settlement shall be in an amount per $1,000 principal amount of notes delivered for exchange equal to the Market Price as of the second Trading Day after delivery of such notice to such holder of the TCNZ ordinary shares (or the number or amount of each type of other Exchange Property) that would be deliverable upon exchange of such notes were such notes exchanged at such time. We may elect the Cash Settlement Option beginning on or after September 1, 1999 and prior to the close of business on April 1, 2003, unless we have previously elected in connection with a call for redemption or at maturity to pay in cash the Average Market Value Amount upon any exchange prior to the applicable Redemption Date or at Maturity (provided that in the case of a redemption in part, only until such redemption in part is completed).

    "Cedel" means Cedel Bank, SOCIETE ANONYME.

    "Closing Price" of any Exchange Security means, on any date of determination, the closing sale price (or, if no closing sale price is reported, the last reported sale price) of such Exchange Security on the NZSE on any such date or, if such Exchange Security is not listed for trading on the NZSE on any such date, as reported in the composite transactions for the principal securities exchange on which such Exchange Security is listed for trading, or, if such Exchange Security is not listed for trading on a securities exchange, as reported in the composite transactions for the principal over-the-counter market in which such Exchange Security is traded, or, if such price is not available, the market value of such Exchange Security on such date as determined by an internationally recognized investment banking firm retained by us for this purpose, provided that if the Closing Price of any item of Exchange Property as of any date is reported in N.Z. Dollars or any currency other than U.S. Dollars, then such Closing Price shall be expressed in the U.S. Dollar equivalent of such amount, based on the currency exchange rate for such day.

    "Currency Exchange Rate" between the N.Z. Dollar and the U.S. Dollar for any date shall be determined by obtaining the N.Z. Dollar/U.S. Dollar exchange rate for such day from Reuter's page "NZD="(or, any successor page) at approximately 3:30 p.m., New Zealand time, (the "Reuter's quote"); provided that if no Reuter's quote is shown for such day, the currency exchange rate between the N.Z. Dollar and the U.S. Dollar shall be determined by obtaining the N.Z. Dollar/U.S. Dollar exchange rate (at which a leading foreign exchange dealer selected by the Company (a "Reference Dealer") is willing to purchase N.Z. Dollars and sell U.S. Dollars) for such day from three Reference Dealers at approximately 3:30 p.m., New Zealand time, (or if quotes are unavailable from three Reference Dealers, from two such dealers) and calculating the arithmetic mean of such quotes. The Currency Exchange Rate between the U.S. Dollar and any currency other than the N.Z. Dollar shall be determined by obtaining such exchange rate for such day from the comparable Reuter's page at the close of business in the local market for the non-U.S. Currency, provided that if no such Reuter's quote is available, the Currency Exchange Rate shall be determined pursuant to a methodology comparable to that set forth above.

    "DTC" means The Depository Trust Company.

    "Euroclear" means Morgan Guaranty Trust Company of New York, Brussels office, as operator of the Euroclear system, or any successor thereof.

    "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute.

    "Exchange Agent" means The Chase Manhattan Bank Luxembourg S.A.

    "Exchange Ratio" means the ratio, subject to adjustment as set forth in the Indenture, of 178.0369 TCNZ ordinary shares per $1,000 principal amount of notes.

    "Extraordinary Cash Dividend" means, with respect to any Exchange Property consisting of capital stock, any distribution consisting of cash, excluding any cash distribution on such stock to the extent that with respect to any consecutive 365-day period the aggregate cash distribution per share of such stock having its record date during such period does not exceed the greater of
(x) four multiplied by the amount per share of such capital stock of the next preceding quarterly dividend to the extent that such dividend did not require an adjustment pursuant to this provision (as adjusted to reflect subdivisions or combinations of such stock) and (y) 10 percent of the average of the daily Closing Prices of such stock for the ten (10) consecutive Trading Days immediately prior to the record date for payment of such distribution, and excluding any dividend or distribution in connection with the liquidation, dissolution or winding up of the issuer of such stock.

    "Market Price" means, for any item of Exchange Property as of any date, (a) if such item of Exchange Property consists of cash, the amount of such cash, (b) if such item of Exchange Property consists of property other than cash or Exchange Securities (as defined herein), the fair market value of such property (as determined by our company which shall be entitled to rely for such purpose on the advice of an internationally recognized investment banking firm retained by us for this purpose) and (c) if such item of Exchange Property consists of a security (an "Exchange Security"), an amount equal to the average Closing Price per unit of such exchange security on the five Trading Days including and immediately following such date.

    "Mortgage" means any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, whether or not filed, recorded or otherwise perfected under applicable law.

    "Ownership Certificate" means a signed certificate in writing (or an electronic certificate described in United States Treasury Regulations Section 1.163-5(c)(2)(i)(D)(3)(ii)) stating that on such date such bearer note (i) is owned by a person that is not a United States person, (ii) is owned by a United States person that (a) is a foreign branch of a United States financial institution (as defined in United States Treasury Regulations Section 1.165-12(c)(1)(v)) (a "financial institution") purchasing for its own account or for resale, or (b) is acquiring such bearer note through a foreign branch of a United States financial institution and who holds the bearer note through such financial institution through such date (and in either case (a) or (b), each such United States financial institution agrees, on its own behalf or through its agent, that we may be advised that it will comply with the requirements of
Section 165(j)(3)(A), (B) or (C) of the Code, and the regulations thereunder) or
(iii) is owned by a

United States or foreign financial institution for the purposes of resale during the restricted period, and in addition if the owner of such bearer note is a United States or foreign financial institution described in clause (iii) above (whether or not also described in clause (i) or (ii)), such financial institution certifies that it has not acquired the bearer note for purposes of resale directly or indirectly to a United States person or to a person within the United States or its possessions.

    "Paying Agent" means any Person authorized by us to pay the principal of, and premium, if any, or interest on any notes on our behalf.

    "Person" means any individual, corporation, partnership, joint venture, associate, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

    "Principal Paying Agent" means The Chase Manhattan Bank.

    "Quotation Agent" means the Trustee and its successors or substitutes.

    "Redemption Date" means, when used with respect to any note to be redeemed pursuant to any provision in the Indenture, the date fixed for such redemption by or pursuant to the Indenture.

    "Registered Securities" means the Rule 144A global note and the Regulation S global note.

    "Registrar" means The Chase Manhattan Bank.

    "Restricted Period" means, with respect to the bearer notes, the period which begins on the earlier of the date on which we receive the proceeds of the sale of bearer notes and the first date on which the bearer notes are offered to persons other than the managers, and which ends 40 days after the date on which we receive the proceeds of the sale of such bearer notes; provided that with respect to a bearer note held as part of an unsold allotment or subscription, any offer or sale of such bearer note by us or any manager shall be deemed to be during the Restricted Period.

    "Security Register" means the register in which, subject to such reasonable regulations as we may prescribe, we provide for the registration of registered securities and the transfer of registered securities.

    "Stated Maturity" means, when used with respect to any note or any installment of principal thereof or interest thereon, with respect to the payment of principal, April 1, 2003, and with respect to an installment of interest shall mean each Interest Payment Date during the period when the note is outstanding.

    "Trading Day" means any day on which the Exchange Security the Closing Price of which is being determined (a) is not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business and (b) has traded at least once on the national or regional securities exchange or association or over-the-counter market that is the principal market for the trading of such Exchange Security.

    "United States" includes the United States of America, the District of Columbia, Puerto Rico, the U.S. Virgin Islands, Guam, American Samoa, Wake Island, and the Northern Mariana Islands.

    "United States person" means a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, or an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

                              REGISTRATION RIGHTS

    This prospectus is part of a shelf registration statement filed by us and Bell Atlantic pursuant to the Registration Rights Agreement. We and Bell Atlantic will use our best efforts to keep the shelf registration statement effective until the maturity or earlier redemption or exchange of the notes. We will (1) provide to each holder that has given us notice that such holder intends to sell notes under this registration statement (each, a "notice holder") copies of this prospectus and any supplement which is a part of the shelf registration statement, (2) notify each such notice holder when the shelf registration statement becomes effective and (3) take certain other actions intended to generally permit unrestricted resales of the notes. We may suspend the use of this Prospectus for a period of not more than ninety (90) days (whether or not consecutive) in any 12-month period under certain circumstances. A holder of notes that sells his notes pursuant to the shelf registration statement generally will be required to be named as a selling holder in this prospectus or a prospectus supplement and must deliver this prospectus and any applicable prospectus supplement to purchasers. Additionally, he will be subject to certain of the civil liability provisions under the Securities Act in connection with the sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to him, including certain indemnification obligations. In addition, each holder of the notes will be required to deliver information to be used in connection with the shelf registration statement and to provide comments on the shelf registration statement within the time periods set forth in the Registration Rights Agreement in order to have their notes included in the shelf registration statement and to benefit from the provisions regarding liquidated damages set forth in the following paragraph.

    If (1) we do not file the shelf registration statement with the SEC by June 1, 1999, (2) the SEC does not declare the shelf registration statement effective by September 1, 1999 or (3) the shelf registration statement ceases to be effective during any period in which it is required to be kept effective (other than as a result of the effectiveness of a successor registration statement) and effectiveness is not restored within forty-five (45) days (each such event referred to in clauses (1), (2) and (3) is a "Registration Default"), we will pay liquidated damages to each holder of notes that are "restricted" securities under the Securities Act intended to be eligible for resale under the shelf registration statement and who has complied with its obligations under the Registration Rights Agreement. Liquidated damages shall be in the form of an increase of the interest rate on the notes by one-quarter of one percent per annum upon the occurrence of a registration default (except that in the case of a Registration Default discussed in clause (1) above, we will only incur liquidated damages if the Registration Default has not been cured by July 15, 1999. However, if we have not cured the Registration Default by July 15, 1999, we must pay liquidated damages retroactive to June 1, 1999 and liquidated damages will increase and accrue in the manner set forth below), which rate (as increased) will increase by an additional one-quarter of one percent during each 90-day period that such additional interest continues to accrue under any such circumstance, with an aggregate maximum increase in the interest rate equal to one percent (1%) per annum. In the event of such an increase, we have agreed to notify the Luxembourg Stock Exchange and the Trustee. Once we have cured all Registration Defaults, the accrual of additional interest will cease and the interest rate will revert to the original interest rate.

    The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, a copy or copies of which are available upon request to us.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

    The following summary discusses certain material United States federal income tax considerations that apply to the acquisition, ownership, exchange and disposition of notes in registered form by a United States holder or a United States alien holder. You are a United States holder for United States federal income tax purposes if you are:

    - an individual citizen or resident of the United States;

    - a corporation created or organized in or under the laws of the United States or any political subdivision of the United States;

    - an estate, the income of which is subject to United States federal income taxation regardless of its source; or

    - a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

You are a United States alien holder for United States federal income tax purposes if you are:

    - a nonresident alien individual;

    - a foreign corporation; or

    - a nonresident alien fiduciary of a foreign estate or trust.

    This summary deals only with notes that United States holders and United States alien holders hold as capital assets. This summary does not consider the facts and circumstances that may be relevant to particular holders and does not address the treatment of holders of notes under the laws of any state, local or foreign taxing jurisdiction.

    We do not address in this discussion tax considerations relating to the acquisition, ownership, exchange or disposition of TCNZ ordinary shares. For information regarding such tax consequences, you should consult the annual and other reports filed by TCNZ with the SEC for information regarding United States and New Zealand tax consequences. See "How To Obtain Information About Telecom Corporation Of New Zealand Limited" above on how to obtain such information.

    The discussion below is based upon the provisions of the United States Internal Revenue Code of 1986, as amended, which we refer to as the Code, and regulations, rulings and judicial decisions thereunder as of the date hereof. Any such authority may be repealed, revoked or modified, perhaps with retroactive effect, so as to result in federal income tax consequences different from those discussed below.

    WE INTEND THE DISCUSSION SET OUT BELOW AS A SUMMARY OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES. THE DISCUSSION BELOW DOES NOT ADDRESS THE UNITED STATES FEDERAL INCOME TAX OR NEW ZEALAND TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP OR DISPOSITION OF THE TCNZ ORDINARY SHARES THAT YOU MAY RECEIVE UPON EXCHANGE OF THE NOTES. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR AS TO THE TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES OR OWNERSHIP OF THE TCNZ ORDINARY SHARES THAT YOU MAY RECEIVE UPON EXCHANGE OF THE NOTES, INCLUDING THE APPLICATION TO YOUR PARTICULAR SITUATION OF THE TAX CONSIDERATIONS DISCUSSED BELOW, AND THE APPLICATION OF STATE, LOCAL OR FOREIGN TAX LAWS.

    The discussion under "Tax Consequences to United States Holders" is applicable to United States holders, and the discussion under "Tax Consequences to United States Alien Holders" is applicable to United States alien holders.

TAX CONSEQUENCES TO UNITED STATES HOLDERS

ACCRUAL OF INTEREST ON THE NOTES

    The notes will be treated as contingent-payment debt instruments that are subject to the Treasury regulations governing such debt instruments, which we refer to as the contingent-payment regulations. Under the contingent-payment regulations, you will be required to accrue interest income on the notes (in amounts described in the next paragraph), regardless of whether you use the cash or accrual method of tax accounting. As a result, you will be required to include the interest accruing on the note in income each year, whether or not the cash payments on the note are sufficient to pay any tax that results to you.

    Under the contingent-payment regulations, for each accrual period before and including the maturity date of the notes, you will be required to include in income interest that accrues as original issue discount. The amount that you will be required to include in ordinary income on a note equals the product of
(a) the adjusted issue price (as defined below) as of the beginning of the accrual period and (b) the comparable yield (as defined below), adjusted for the length of the accrual period. This amount is ratably allocated to each day in the accrual period.

    The "adjusted issue price" means the $1,000 issue price of a note, increased by any interest previously accrued (without regard to any adjustment for differences between actual and projected payments described below) and decreased by the amount of any noncontingent payments made on the note in all prior accrual periods.

    The "comparable yield" means the annual yield we would pay, as of the issue date, on a fixed-rate debt security with no contingent payments but with terms and conditions otherwise comparable to those of the notes. Amounts treated as interest under the contingent-payment regulations are treated as original issue discount for all purposes of the Code. None of the stated interest payments on the notes will be "qualified stated interest" and, accordingly, all such payments will be treated as payments of original issue discount or as return of principal.

    We have determined that the comparable yield is 6.00%, compounded semiannually. Under the contingent-payment regulations, we are required solely for United States federal income tax purposes to provide a schedule of the projected amounts of payments,which we refer to as the projected payment schedule, on the notes. This schedule must produce the comparable yield. Based on our determination of the comparable yield, the projected payment schedule for a note, assuming a principal amount of $1,000 or with respect to each integral multiple thereof, consists of (x) payments of stated interest on all interest payment dates and (y) payment of a projected amount at maturity of the note, equal to $1,014.65. The comparable yield and the projected payment schedule determined by us are fixed as of the issue date of the notes for the entire term of the notes and generally are binding on the holders of the notes.

    THE COMPARABLE YIELD AND THE PROJECTED PAYMENT SCHEDULE ARE NOT PROVIDED FOR ANY PURPOSE OTHER THAN THE DETERMINATION OF HOLDERS' INTEREST ACCRUALS AND ADJUSTMENTS THEREOF IN RESPECT OF THE NOTES FOR UNITED STATES FEDERAL INCOME TAX PURPOSES AND DO NOT CONSTITUTE A REPRESENTATION REGARDING THE ACTUAL AMOUNTS THAT WILL BE PAID UNDER THE NOTES

    If, during any taxable year, the actual amount of the payments made on the note during a taxable year exceeds the projected amount of payments for that taxable year, you will be required to include the difference in income as additional interest for that taxable year. If, at maturity, the actual payments are less than the projected payments, you will be required to reduce interest income otherwise taken into account for the taxable year by the difference. You will be required to treat any excess remaining after such reduction as an ordinary loss to the extent of the aggregate interest income from the note included in income by you in prior taxable years. The actual amount of payments may be different from the projected amount of payments for reasons such as the payment of liquidated damages under the terms described in "Registration Rights" or the amount of cash or the then fair market value of the TCNZ ordinary shares, if any, received on the maturity date of the note, excluding the stated interest received on such date.

    If you purchase a note for an amount that is different from the adjusted issue price of the note, you will be required to take that difference into account in determining the interest accruals and adjustments described above. You must take this difference into account by reasonably allocating the difference between your purchase price and the adjusted issue price of the note to daily interest accruals and projected payments over the remaining term of the note. In general, you must allocate such difference to your remaining interest accruals to the extent it is attributable to changes in prevailing market interest rates. However, it must be allocated to the remaining projected payments to the extent it is attributable to changes in the expected amount of any remaining contingent payments. On the date a daily portion of interest accrues or a projected payment is made to which an adjustment is allocable, if the adjustment is positive, you must treat the amount of the adjustment as additional interest for the taxable year. If the adjustment is negative, you must treat the amount of the adjustment as a reduction to interest income otherwise taken into account for the taxable year, and treat any excess as an ordinary loss to the extent of the aggregate interest income from the note included in income by you in prior taxable years.

SALE OR EXCHANGE OF THE NOTES

    When you sell or exchange a note before the maturity date, including, for example, if you exchange a note for TCNZ ordinary shares or we redeem a note that you own, you will recognize gain or loss equal to the difference between the amount realized on the sale or exchange and the "adjusted tax basis" of the note in your hands. Your initial adjusted tax basis of a note that you own generally will be your original cost basis for the note. Your adjusted tax basis will be increased by the interest income that you previously included with respect to the note and decreased by the amount of all prior payments on the note to you. In addition, you will be required to increase or decrease your adjusted tax basis in a note by the amount of any positive or negative adjustments on account of the difference between your purchase price and the adjusted issue price of a note. In general, any gain that you recognize on the sale or exchange of a note will be treated as ordinary interest income, and any loss that you recognize will be treated as ordinary loss to the extent of your prior interest inclusions, and thereafter generally as capital loss. For these purposes, the amount that you realize upon a sale or exchange of a note will include the amount of cash or the then fair market value of the TCNZ ordinary shares that you receive upon such sale or exchange, and any cash that you receive in lieu of fractional shares.

    The distinction between capital loss and ordinary loss is potentially significant in several respects. For example, limitations apply to your ability to offset capital losses against ordinary income.

TAX BASIS AND HOLDING PERIOD OF THE TCNZ ORDINARY SHARES

    If you receive TCNZ ordinary shares upon exchange of a Note, you will have an initial tax basis in such TCNZ ordinary shares equal to the fair market value of such TCNZ ordinary shares on the date of such exchange. Your holding period for such TCNZ ordinary shares will begin on the day following the date of exchange.

BACKUP WITHHOLDING TAX

    If you are a noncorporate holder, you may be subject to backup withholding tax at a rate of 31 percent on payments of principal, premium and interest (including original issue discount) on, and the proceeds of disposition of, a note. Backup withholding tax at a 31 percent rate will apply to such payments if you fail to provide your Taxpayer Identification Number in accordance with applicable requirements or in certain other cases. You should consult your own tax advisors regarding your qualification for an exemption from backup withholding tax and the procedure for obtaining such an exemption if applicable.

    The amount of any backup withholding tax from a payment to you will be allowed as a credit against your United States federal income tax liability and may entitle you to a refund, provided that you furnish the required information to the Internal Revenue Service.

TAX CONSEQUENCES TO UNITED STATES ALIEN HOLDERS

WITHHOLDING TAX

    Under present United States federal income tax law and subject to the discussion of backup withholding tax below, payments of principal, premium (if any) and interest (including original issue discount) on the notes by us or any paying agent (in its capacity as such) to you, and gain that you realize on the sale or exchange of a note, will be exempt from United States federal income or withholding tax (we refer to this exemption from withholding tax as the portfolio interest exemption), provided that:

    - you do not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of our stock entitled to vote, are not a controlled foreign corporation related us through stock ownership and are not a bank receiving interest described in Section 881(c)(3)(A) of the Code;

    - the beneficial owner of the note has provided the statement described below, or such statement has been provided on behalf of such beneficial owner;

    - such payments or gain are not effectively connected with your conduct of a trade or business in the United States; and

    - the TCNZ ordinary shares (or ADRs) or other Exchange Property continue to be "actively traded" within the meaning of Section 871(h)(4)(C)(v)(I) of the Code.

Sections 871(h) and 881(c) of the Code require that, in order to obtain the portfolio interest exemption either:

    - the beneficial owner of a note; or

    - a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (which we refer to as a "Financial Institution") and that holds the note on behalf of the beneficial owner, must file a statement with the withholding agent to the effect that the beneficial owner is not a United States person. Under the law applicable to stated interest paid on a note on or before December 31, 2000 and to payments on or before such date of the proceeds from a sale or exchange of a note, the statement requirement of Sections 871(h) and 881(c) will be satisfied if:

    - the beneficial owner of a note certifies on an appropriate form (generally Internal Revenue Service Form W-8BEN, or, for payments on or before December 31, 2000, Internal Revenue Service Form W-8), under penalty of perjury, that it is not a United States person and provides its name and address; and

    - any Financial Institution holding the note on behalf of the beneficial owner files a statement with the withholding agent to the effect that it has received such a statement from the beneficial owner (and furnishes the withholding agent with a copy thereof).

Under the law applicable to stated interest paid on a note after December 31, 2000 and to payments made after such date of the proceeds from a sale or exchange of a note, you will generally satisfy the statement requirement of Sections 871(h) and 881(c) if you satisfy the two conditions set forth in the preceding sentence (except that Internal Revenue Service Form W-8BEN should generally be used). However, if you are a beneficial owner that is a foreign estate or trust, or fiduciary thereof, a foreign partnership that has entered into a withholding agreement with the Internal Revenue Service or you are holding a note through your United States branch, you will be required to provide your Taxpayer Identification Number on an appropriate form (generally Internal Revenue Service Form W-8BEN or W-8IMY, as applicable), in addition to the items required on the certification under current law.

    If:

    - you are engaged in a trade or business in the United States; and

    - interest income (including gain treated as interest income) on the note is effectively connected with your conduct of such trade or business,

then you generally will be subject to regular United States federal income tax on that interest income in the same manner as if you were a United States holder. In addition, if you are a foreign corporation, then you may be subject to a branch profits tax equal to 30 percent (or a lower rate provided by an applicable treaty) of your effectively connected earnings and profits for the taxable year, subject to certain adjustments. In lieu of the certificate described above, you will be required to provide to the withholding agent an appropriate form (generally Internal Revenue Service Form W-8ECI, or, for payments on or before December 31, 2000, Internal Revenue Service Form 4224), properly executed, in order to obtain an exemption from withholding tax on stated interest paid on the notes and payments of proceeds from a sale or exchange of a note, on which you provide your name, address and Taxpayer Identification Number and state, under penalty of perjury, that stated interest paid on and gain on the sale or exchange of a note is effectively connected with your United States trade or business.

ESTATE TAX

    Under Section 2105(b) of the Code, if you are an individual and you hold a note at the time of your death, such note will not be subject to United States federal estate tax as a result of your death, provided that:

    - you do not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of our stock entitled to vote;

    - at the time of your death, payments with respect to such note would not have been effectively connected to your conduct of a trade or business in the United States; and

    - at the time of your death, the TCNZ ordinary shares (or ADRs) or other Exchange Property continue to be "actively traded" within the meaning of
      Section 871(h)(4)(C)(v)(I) of the Code.

BACKUP WITHHOLDING TAX AND INFORMATION REPORTING

    Backup withholding tax will not apply to payments made by us or a paying agent (in its capacity as such) if the certifications required by Sections 871(h) and 881(c) are received, provided that we or such paying agent, as the case may be, does not have actual knowledge (and, with respect to payments made after December 31, 2000, does not have reason to know) that the payee is a United States person.

    Payments of proceeds from the sale or exchange of a note generally will not be subject to backup withholding tax if they are made to or through a foreign office of a broker. However, if such broker is:

    - a United States person;

    - a controlled foreign corporation for United States tax purposes;

    - a foreign person 50 percent or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period; or

    - in the case of payments made after December 31, 2000, a foreign partnership at least 50 percent of the capital or profits interests in which are owned by United States persons or that has a United States trade or business, information reporting will be required unless the broker has in its records documentary evidence that the beneficial owner is not a United States person and certain other conditions are met or the beneficial owner otherwise establishes an exemption. Payments to or through the United States office of a broker will be subject to backup withholding tax and information reporting unless you certify, under penalty of perjury, that you are not a United States person or otherwise establish an exemption.

    You should consult your tax advisor regarding the application of information reporting and backup withholding tax in your particular situation, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available. You will be allowed as a credit against your United States federal income tax liability any amounts withheld from a payment to you under the backup withholding tax rules. In addition, you may be entitled to a refund, provided that the required information is furnished to the IRS.

                                SELLING HOLDERS

    We originally issued the notes. The notes were sold by the managers in a transaction exempt from the registration requirements of the Securities Act to persons reasonably believed by the managers to be "qualified institutional buyers" (as defined in Rule 144A under the Securities Act) or other institutional "accredited investors") as defined in Rule 501(a)(1), (2), (3) or
(7) under the Securities Act. Selling holders, including their transferees, pledgees, donees or successors, may from time to time offer and sell any or all of their notes pursuant to this prospectus.


    The selling Noteholders will be those who provide us with notice and the requisite information required under the terms of the Registration Rights Agreement. As of August 17, 1999, certain Noteholders have provided us with the requisite notice and information to entitle them to be included in this Prospectus as selling Noteholders. The following table sets forth information regarding the beneficial ownership of the Notes by each such selling Noteholder. Unless otherwise indicated, each of the selling Noteholders intends to sell the entire amount of the Notes beneficially owned by the selling Noteholder. Consequently, the principal amount of the Notes to be sold and the principal amount of the Notes owned by the selling Noteholder are the same and the Noteholder will not own any notes following the completion of the offering described in this Prospectus. In addition, unless otherwise indicated, none of the selling Noteholders has had, during the past three years, any position, office or other material relationship with Bell Atlantic Corporation. Finally, unless otherwise indicated, each of the selling Noteholders will own less than 1% of the aggregate principal amount of the outstanding

Notes after the offering described in this Prospectus. The information contained in this paragraph and in the following table is based solely on information obtained from the selling Noteholders.



                                                                                         PRINCIPAL AMOUNT OF NOTES
                                  NAME AND ADDRESS OF                                       BENEFICIALLY OWNED
                                  SELLING NOTEHOLDER                                          AND TO BE SOLD
---------------------------------------------------------------------------------------  -------------------------

New York Life Insurance Company........................................................       $    21,000,000
  51 Madison Avenue, Room 203
  New York, NY 10021

New York Life Insurance & Annuity Corporation..........................................       $     5,000,000
  51 Madison Avenue, Room 203
  New York, NY 10021

Calamos Asset Management, Inc.*........................................................       $    13,050,000
  1111 E. Warrenville Road
  Naperville, Illinois 60563

Pacific Life Insurance Company.........................................................       $    26,500,000
  700 Newport Center Drive
  Newport Beach, CA 92660

AXP Utilities Income Fund, Inc.........................................................       $     7,000,000
  c/o American Express Financial Corporation
  733 Marquette Avenue
  Minneapolis, MN 55402

IL Annuity & Insurance Co..............................................................       $    40,000,000
  c/o Lord Abbett & Co.
  The GM Building
  767 5(th) Avenue
  New York, NY 10153

TradeStreet Investment Associates, Inc.*...............................................       $     8,710,000
  601 W. Riverside Avenue
  Suite 420
  Spokane, WA 99201-0621

Oaktree Capital Management, LLC*.......................................................       $     3,240,000
  333 South Grand Avenue
  28th Floor
  Los Angeles, CA 90071

Key Asset Management, Inc.*............................................................       $     8,490,000
  127 Public Square
  20th Floor
  Cleveland, OH 44113

Advent Capital Management*.............................................................       $       430,000
  FBO: UVA, MLIG
  30 Broad Street, 30th Floor
  New York, NY 10004

Pacific Investment Management Co.*.....................................................       $     8,240,000
  840 Newport Center Drive
  P.O. Box 6430
  Newport Beach, CA 92658-6430

                                                                                         PRINCIPAL AMOUNT OF NOTES
                                  NAME AND ADDRESS OF                                       BENEFICIALLY OWNED
                                  SELLING NOTEHOLDER                                          AND TO BE SOLD
---------------------------------------------------------------------------------------  -------------------------
BNP Arbitrage SNC......................................................................       $       250,000
  555 Croton Road
  4th Floor, Attn.: John Fair
  King of Prussia, PA 19406

J.P. Morgan & Co., Inc.................................................................       $    12,600,000
  522 Fifth Avenue
  New York, NY 10036

California Public Employees Retirement System..........................................       $     2,500,000
  400 "P" Street
  Sacramento, CA 95814

Transatlantic Reinsurance Co...........................................................       $     2,200,000
  80 Pine Street
  7th Floor
  New York, NY 10005

American Home Assurance Co.............................................................       $     1,800,000
  c/o AIGGIC
  175 Water Street
  25th Floor
  New York, NY 10038

Lord, Abbett & Co.*....................................................................       $    16,050,000
  The GM Building
  767 5th Avenue
  New York, NY 10153

Salomon Brothers Asset Management*.....................................................       $    37,750,000
  7 World Trade Center
  38th Floor
  New York, NY 10048

Banque et Caisse d'Epargne de l'Etat, Luxembourg.......................................       $     5,000,000
  c/o Swiss American Securities Inc.
  12 East 49(th) Street
  49(th) Floor
  New York, NY 10017

Continental Casualty Company...........................................................       $   120,000,000
  333 S. Wabash Avenue
  CNA Plaza--23 South
  Chicago, IL 60685

Ohio Farmers Insurance Company.........................................................       $     2,000,000
  One Park Circle
  P.O. Box 5001
  Westfield Center, OH 44251-5001

                                                                                         PRINCIPAL AMOUNT OF NOTES
                                  NAME AND ADDRESS OF                                       BENEFICIALLY OWNED
                                  SELLING NOTEHOLDER                                          AND TO BE SOLD
---------------------------------------------------------------------------------------  -------------------------
Westfield Insurance Company............................................................       $     2,000,000
  One Park Circle
  P.O. Box 5001
  Westfield Center, OH 44251-5001

Westfield National Insurance Company...................................................       $     1,000,000
  One Park Circle
  P.O. Box 5001
  Westfield Center, OH 44251-5001

Transamerica Insurance Corp............................................................       $     1,000,000
  1150 South Olive Street
  T27-01
  Los Angeles, CA 90015

Transamerica Occidental Life Insurance Co..............................................       $     5,000,000
  1150 South Olive Street
  T27-01
  Los Angeles, CA 90015

Transamerica Life Insurance & Annuity Co...............................................       $     7,000,000
  1150 South Olive Street
  T27-01
  Los Angeles, CA 90015

Goldman Sachs International............................................................       $     6,285,000
  10 Hanover Square
  11th Floor
  New York, NY 10005

Goldman Sachs and Company..............................................................       $     3,357,000
  10 Hanover Square
  11th Floor
  New York, NY 10005

Merrill Lynch International Limited....................................................       $        10,000
  101 Hudson Street
  10th Floor
  Jersey City, NJ 07302-3997

Guyasuta Investment Advisors*..........................................................       $       850,000
  Suite 2734
  500 Grant Street
  Pittsubrgh, PA 15219

Mackay-Shields Financial Corp.*........................................................       $     4,000,000
  9 West 57th Street
  33rd Floor
  New York, NY 10019

                                                                                         PRINCIPAL AMOUNT OF NOTES
                                  NAME AND ADDRESS OF                                       BENEFICIALLY OWNED
                                  SELLING NOTEHOLDER                                          AND TO BE SOLD
---------------------------------------------------------------------------------------  -------------------------
Income Research & Management*..........................................................       $     9,230,000
  One Federal Street
  23rd Floor
  Boston, MA 02110

Security Insurance Company of Hartford.................................................       $     2,000,000
  Investment Department
  9 Farm Springs Road
  Farmington, CT 06032-2526

Davis Convertible Securities Fund......................................................       $     3,300,000
  124 E. Marcy Street
  Santa Fe, NM 87501

Lutheran Brotherhood...................................................................       $     3,000,000
  625 Fourth Avenue South--MS 1010
  Minneapolis, MN 55415

Lutheran Brotherhood Income Fund.......................................................       $       750,000
  c/o Lutheran Brotherhood
  625 Fourth Avenue South--MS 1010
  Minneapolis, MN 55415

LB Series Fund, Inc., Income Portfolio.................................................       $     1,250,000
  c/o Lutheran Brotherhood
  625 Fourth Avenue South--MS 1010
  Minneapolis, MN 55415

Travelers Investment Group*............................................................       $    20,000,000
  One Tower Square, 10 PB
  Hartford, CT 06183-2030

Capital Research & Management*.........................................................       $    21,250,000
  135 South State College Boulevard
  Attn: RIS
  Brea, CA 92821

Delaware Management Group*.............................................................       $     1,000,000
  2005 Market Street--34th Floor
  One Commerce Square
  Philadelphia, PA 19103

Mega Life & Health Insurance...........................................................       $     1,100,000
  c/o LaSalle Bank N.A.
  Suite 1811, Attn: Willis Robinson
  135 South LaSalle Street
  Chicago, IL 60603

Baldwin & Lyons........................................................................       $       400,000
  1000 N. Water Street
  Milwaukee, WI 53202

Worldwide Transactions Ltd.............................................................       $       104,000
  48 Par La Ville Road
  Suite 778
  Hamilton Hm11, Bermuda

                              PLAN OF DISTRIBUTION

    The selling holders and their successors, including their transferees, pledgees, donees or successors, may sell the notes directly to purchasers or through underwriters, broker-dealers or agents. Selling holders or the purchasers may compensate underwriters, broker-dealers or agents with discounts, concessions or commissions. These discounts, concessions or commissions may be in excess of those customary in the types of transactions involved.


    Holders may sell the notes in one or more transactions at fixed prices, at prevailing Market Prices at the time of sale, at prices related to the prevailing Market Prices, at varying prices determined at the time of sale, or at negotiated prices. Holders may effect the sales in transactions (which may involve crosses or block transactions): (1) on any national securities exchange or quotation service on which the notes may be listed or quoted at the time of sale; (2) in the over-the-counter market; (3) in transactions otherwise than on exchanges or services or in the over-the-counter market; (4) through the writing of options (whether the options are listed on an options exchange or otherwise); or (5) through the settlement of short sales. In connection the sale of notes, selling holders may enter into hedging transactions with broker-dealers or other financial institutions. Broker-dealers or financial institutions may in turn engage in short sales of the notes and deliver the securities to close out such short positions, or loan or pledge the notes to broker-dealers that may in turn sell these securities.


    The aggregate proceeds to the selling holders from the sale of the notes offered by them under this prospectus will be the purchase price of such notes less any discounts and commissions. Each of the selling holders may accept and, together with their agents from time to time, reject, in whole or in part, any proposed purchase of notes to made directly or through agents. We will not receive any of the proceeds from this offering.

    We do not intend to list the notes for trading on any national securities exchange or on the Nasdaq National Market. A trading market may not develop for the notes.

    In order to comply with the securities laws of some states, if applicable, the notes may be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the notes may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and complied with.

    The selling holders and any underwriters, broker-dealers or agents that participate in the sale of the notes may be "underwriters" within the meaning of
Section 2(11) of the Securities Act of 1933. Selling holders who are "underwriters" with the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

    In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus. A selling holder may not sell any notes and may not transfer, devise, or gift such securities by other means not described in this prospectus.

    To the extent required, the specific notes to be sold, the names of the selling holders, the respective purchases prices and the public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

    We have entered into a Registration Rights Agreement for the benefit of the holders of the notes to register their notes under applicable federal and state securities laws under certain circumstances and at certain times. The Registration Rights Agreement provides for the cross-indemnification of the selling holders, Bell Atlantic and us and each of our directors, officers and controlling persons against certain liabilities in connection with the offer and sale of the notes, including liabilities under the Securities Act.

                                 LEGAL OPINIONS


    The validity of the Bell Atlantic Corporation Common Stock to be issued in connection with the Registration Statement will be passed upon by P. Alan Bulliner, Esq., Associate General Counsel and Corporate Secretary of Bell Atlantic Corporation. As of June 30, 1999, Mr. Bulliner owned beneficially 24,504 shares of the Common Stock of Bell Atlantic and held 139,157 options to purchase shares of the Common Stock of Bell Atlantic. As of such date, he also had approximately 58 shares credited to his account under the Bell Atlantic Employee Stock Ownership Plan, approximately 4,012 shares credited to his account under the Bell Atlantic Savings Plan for Salaried Employees, and approximately 271 shares credited to his account under the Bell Atlantic Senior Management Income Deferral Plan.


                                    EXPERTS

    The consolidated financial statements and consolidated financial statement schedule incorporated in this prospectus and in the registration statement by reference to the Annual Report on Form 10-K of Bell Atlantic Corporation for the year ended December 31, 1998 have been so incorporated in reliance on the report (which contains an explanatory paragraph stating that, in 1996, the Company changed its method of accounting for directory publishing revenues and expenses) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of such firm as experts in auditing and accounting.

    The consolidated financial statements included in GTE Corporation's Annual Report on Form 10-K for the year ended December 31, 1998, incorporated in this prospectus by reference to the Joint Proxy Statement and Prospectus of Bell Atlantic and GTE Corporation, have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their report thereon dated January 28, 1999, and are incorporated herein by reference in reliance upon the authority of said firm as experts in giving said reports.

                            ------------------------

    We have not authorized anyone to give you any information or to make any representations about the transactions we discuss in this Prospectus other than those contained herein or in the documents we incorporate herein by reference. If you are given any information or representations about these matters that is not discussed or incorporated in this Prospectus, you must not rely on that information. This Prospectus is not an offer to sell or a solicitation of an offer to buy securities anywhere or to anyone where or to whom we are not permitted to offer or sell securities under applicable law. The delivery of this Prospectus does not, under any circumstances, mean that there has not been a change in our affairs since the date hereof. It also does not mean that the information in this Prospectus or in the documents we incorporate herein by reference is correct after this date.

                            ------------------------

                               TABLE OF CONTENTS


About this Prospectus..................................................................          2
How to Obtain Information about Bell Atlantic..........................................          2
How to Obtain Information about Telecom Corporation of New Zealand Limited.............          3
Prospectus Summary.....................................................................          4
Risk Factors...........................................................................          8
Use of Proceeds........................................................................         11
Ratio of Earnings to Fixed Charges.....................................................         11
Description of the Notes...............................................................         12
Registration Rights....................................................................         32
Certain United States Federal Income Tax Considerations................................         33
Selling Holders........................................................................         38
Plan of Distribution...................................................................         43
Legal Opinions.........................................................................         44
Experts................................................................................         44


                            ------------------------

                                 $2,455,000,000

                    5.75% SENIOR EXCHANGEABLE NOTES DUE 2003

                     BELL ATLANTIC FINANCIAL SERVICES, INC.
                                     ISSUER

                           BELL ATLANTIC CORPORATION
                                SUPPORT PROVIDER

                             ---------------------

                                   PROSPECTUS

                             ---------------------


                                August 31, 1999

                                    PART II.
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Securities and Exchange Commission Filing Fee.....................  $ 682,490
Printing Fees.....................................................  $  30,000*
Trustee and Exchange Agent Fees...................................  $  30,000*
Accountants' Fees.................................................  $  10,000*
Legal Fees........................................................  $ 100,000*
Miscellaneous Expenses............................................  $   2,510*
                                                                    ---------
    Total.........................................................  $ 855,000
                                                                    ---------
                                                                    ---------

------------------------

*   Estimated

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145 of the Delaware General Corporation Law ("DGCL") permits a corporation to indemnify any of its directors or officers who was or is a party or is threatened to be made a party to any third party proceeding by reason of the fact that such person is or was a director or officer of the corporation, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reason to believe that such person's conduct was unlawful. In a derivative action, I.E., one by or in the right of the corporation, the corporation is permitted to indemnify directors and officers against expenses (including attorney's fees) actually and reasonably incurred by them in connection with the defense or settlement of an action or suit if they acted in good faith and in a manner that they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors or officers are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

    Article 7 of the Bell Atlantic Restated Certificate of Incorporation makes mandatory the indemnification expressly authorized under the DGCL, except that the Certificate of Incorporation only provides for indemnification in derivative actions, suits or proceedings initiated by a director or officer if the initiation of such action, suit or proceeding was authorized by the Board of Directors.

    Pursuant to Section 7.8 of the Amended and Restated Agreement and Plan of Merger dated as of April 21, 1996 by and between NYNEX Corporation ("NYNEX") and Bell Atlantic, Bell Atlantic has agreed for a period of six years following the Effective Time to (a) cause NYNEX to maintain in effect the provisions regarding indemnification of officers and directors contained in the NYNEX Certificate of Incorporation and Bylaws and the certificates of incorporation and bylaws of each of its subsidiaries or in director, officer or employee indemnification agreements of NYNEX and its subsidiaries, (b) maintain in effect and cause NYNEX to maintain in effect current policies of directors' and officers' liability insurance and fiduciary liability insurance with respect to claims arising prior to the Effective Time, and (c) indemnify, and cause NYNEX to indemnify, the directors and officers of Bell Atlantic and NYNEX respectively, to the fullest extent permitted under their respective certificates of incorporation and bylaws and applicable law. In addition, Bell Atlantic has agreed to unconditionally and irrevocably guarantee for the benefit of such directors, officers and employees the obligations of NYNEX under its indemnification arrangements.

    The Certificate of Incorporation of each of Bell Atlantic and FSI limits the personal liability of directors to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the Delaware General Corporation Law.

    The directors and officers of Bell Atlantic and Bell Atlantic Financial Services, Inc. (FSI) are insured against certain liabilities, including certain liabilities arising under the Securities Act, which might be incurred by them in such capacities and against which they cannot be indemnified by Bell Atlantic.

    Any selling noteholder referred to in this Registration Statement will agree to indemnify the directors and officers of Bell Atlantic and FSI who signed the Registration Statement and the controlling persons of each of Bell Atlantic and FSI against certain liabilities which might arise under the Securities Act from information furnished to Bell Atlantic or FSI by or on behalf of any such indemnifying party.

ITEM 16. EXHIBITS.


 EXHIBIT NUMBER
-----------------

          4.1      Indenture dated as of February 26, 1998 among FSI, Bell Atlantic and The Chase Manhattan Bank, as
                   Trustee.*

          4.2      Form of Supplemental Indenture among FSI, Bell Atlantic and The Chase Manhattan Bank, as
                   Trustee.*

          4.3      Support Agreement dated as of February 1, 1998 between FSI and Bell Atlantic.*

          4.4      Registration Rights Agreement dated as of February 26, 1998 among, FSI, Bell Atlantic and the
                   Managers named therein.*

          5        Opinion of P. Alan Bulliner, Esq., Associate General Counsel and Corporate Secretary of Bell
                   Atlantic.*

         12        Computation of Ratio of Earning to Fixed Charges (Exhibit 12 to Form 10-K for the year ended
                   December 31, 1998, File No. 1-8606 and Exhibit 12 to Form 10-Q for the quarter ended June 30,
                   1999, File No. 1-8606).**

         23.1      Consent of PricewaterhouseCoopers LLP.***

         23.2      Consent of Arthur Andersen LLP.***

         23.3      Consent of P. Alan Bulliner (Included in Exhibit 5).*

         24.1      Powers of Attorney of Bell Atlantic Corporation Directors and Officers.*

         24.2      Powers of Attorney of Bell Atlantic Financial Services, Inc. Directors and Officers.*

         25.1      Form T-1 Statement of Eligibility and Qualification of The Chase Manhattan Bank, as Trustee under the Indenture relating to Bell Atlantic Corporation.*

         25.2      Form T-1 Statement of Eligibility and Qualification of The Chase Manhattan Bank, as Trustee under the Indenture relating to Bell Atlantic Financial Services, Inc.*


------------------------


  * Previously Filed.



 ** Incorporated by Reference.



*** Filed Herewith.

ITEM 17. UNDERTAKINGS.

    (a) The undersigned Registrants hereby undertake:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Act");

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

    PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by Bell Atlantic pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

    (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned Registrants hereby undertake that, for purposes of determining any liability under the Act, each filing of Bell Atlantic's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (d) To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act of 1939 in accordance with the rules and regulations prescribed by the Commission under Section 305(b) (2) of the Trust Indenture Act of 1939.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, as amended, Bell Atlantic Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in The City of New York, State of New York, on the 27th day of August, 1999.


                                BELL ATLANTIC CORPORATION

                                By            /s/ FREDERIC V. SALERNO
                                     -----------------------------------------
                                     (SENIOR EXECUTIVE VICE PRESIDENT AND CHIEF
                                      FINANCIAL OFFICER/STRATEGY AND BUSINESS
                                                    DEVELOPMENT)


    Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed below by the following persons and by Frederic V. Salerno, as attorney-in-fact for the specified persons in the capacities and on the dates indicated.



          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  -------------------
              *                 Director                       August 27, 1999
------------------------------
   Lawrence T. Babbio, Jr.

              *                 Director                       August 27, 1999
------------------------------
      Richard L. Carrion

              *                 Director                       August 27, 1999
------------------------------
       James G. Cullen

              *                 Director                       August 27, 1999
------------------------------
    Lodewijk J.R. De Vink

              *                 Director                       August 27, 1999
------------------------------
    James H. Gilliam, Jr.

              *                 Director                       August 27, 1999
------------------------------
     Stanley P. Goldstein

              *                 Director                       August 27, 1999
------------------------------
       Helene L. Kaplan

              *                 Director                       August 27, 1999
------------------------------
        Thomas H. Kean

              *                 Director                       August 27, 1999
------------------------------
     Elizabeth T. Kennan

              *                 Director                       August 27, 1999
------------------------------
       John F. Maypole

          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  -------------------
              *                 Director                       August 27, 1999
------------------------------
       Joseph Neubauer

              *                 Director                       August 27, 1999
------------------------------
      Thomas H. O'Brien

              *                 Director                       August 27, 1999
------------------------------
       Eckhard Pfeiffer

              *                 Director                       August 27, 1999
------------------------------
        Hugh B. Price

              *                 Director                       August 27, 1999
------------------------------
      Rozanne L. Ridgway

              *                 Director and Senior            August 27, 1999
------------------------------    Executive Vice President
     Frederic V. Salerno          and Chief Financial
                                  Officer/Strategy and
                                  Business Development
                                  (principal financial
                                  officer)

              *                 Director, Chairman and         August 27, 1999
------------------------------    Chief Executive Officer
      Ivan G. Seidenberg          (principal executive
                                  officer)

              *                 Director                       August 27, 1999
------------------------------
      Walter V. Shipley

              *                 Director                       August 27, 1999
------------------------------
       John R. Stafford

              *                 Director                       August 27, 1999
------------------------------
      Morrison DeS. Webb

              *                 Director                       August 27, 1999
------------------------------
        Shirley Young

              *                 Vice President-Comptroller     August 27, 1999
------------------------------    (principal accounting
       Doreen A. Toben            officer)


By            /s/ FREDERIC V. SALERNO
     -----------------------------------------
        INDIVIDUALLY AND AS ATTORNEY-IN-FACT

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act, Bell Atlantic Financial Services, Inc. certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement or Amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilmington, State of Delaware, on the 27th day of August, 1999.


                                BELL ATLANTIC FINANCIAL SERVICES, INC.

                                By              /s/ JANET M. GARRITY
                                     -----------------------------------------
                                             (PRESIDENT AND TREASURER)


    Pursuant to the requirements of the Securities Act, this Amendment No. 1 to the Registration Statement has been signed below by the following persons and by Janet M. Garrity, as attorney-in-fact for the specified persons in the capacities and on the date indicated.



          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  -------------------

              *                 Director
------------------------------                                 August 27, 1999
       P. Alan Bulliner

              *                 Director, President and
------------------------------    Treasurer (Principal         August 27, 1999
       Janet M. Garrity           Executive Officer)

                                Chief Financial Officer
              *                   (Principal Financial
------------------------------    Officer and Principal        August 27, 1999
      Robert S. Fitzmire          Accounting Officer)


By              /s/ JANET M. GARRITY
     -----------------------------------------
        INDIVIDUALLY AND AS ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


4.1        Indenture*

4.2        Form of Supplemental Indenture*

4.3        Support Agreement*

4.4        Registration Rights Agreement*

5          Opinion of P. Alan Bulliner, Esq., Associate General Counsel and Corporate Secretary
           of Bell Atlantic Corporation*

23.1       Consent of PricewaterhouseCoopers LLP**

23.2       Consent of Arthur Andersen LLP**

23.3       Consent of P. Alan Bulliner (Included in Exhibit 5)*

24.1       Powers of Attorney of Bell Atlantic Corporation Directors and Officers*

24.2       Powers of Attorney of Bell Atlantic Financial Services, Inc. Directors and Officers*

25.1       Form T-1 Statement of Eligibility and Qualification relating to Bell Atlantic
           Corporation*

25.2       Form T-1 Statement of Eligibility and Qualification relating to Bell Atlantic
           Financial Services, Inc.*


------------------------


*   Previously Filed.



**  Filed Herewith.